

                                                                   EXHIBIT 10.36


                  AGREEMENT FOR SALE OF NURSING HOME PROPERTIES


                           DATED AS OF JULY 13, 2001


                                     BETWEEN


                   THE ENTITIES SET FORTH ON SCHEDULE 1 HERETO


                                       AND


                               NMC OF FLORIDA, LLC




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                                TABLE OF CONTENTS


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                                                                                   Page
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ARTICLE 1. Definitions................................................................2

     1.1      Assigned Contracts......................................................2
     1.2      Effective Time..........................................................2
     1.3      Equipment Leases........................................................2
     1.4      Excluded Assets.........................................................2
     1.5      Facilities..............................................................3
     1.6      Operating Contracts.....................................................3
     1.7      Personal Property.......................................................3
     1.8      Purchased Assets........................................................4
     1.9      Real Property...........................................................4
     1.10     Additional Defined Terms................................................4

ARTICLE 2. Transfer of the Purchased Assets...........................................5

     2.1      Conveyance of the Purchased Assets......................................5
     2.2      Purchase Price..........................................................6
     2.3      Earnest Money...........................................................6
     2.4      Condition of Purchased Assets...........................................7

ARTICLE 3. The Closing................................................................7

     3.1      Closing and Effective Times.............................................7

ARTICLE 4. The Assignments or Subleases...............................................7

     4.1      Form of Sublease or Assignment..........................................7
     4.2      Security Deposits under Subleases.......................................8

ARTICLE 5. Actions to Effect Consideration and Conveyance.............................9

     5.1      Deliveries by the Beverly Entities......................................9
     5.2      Deliveries by Buyer....................................................10
     5.3      Other Deliveries.......................................................11

ARTICLE 6. Prorations, Credits and Costs.............................................11

     6.1      Prorations.............................................................11
     6.2      Taxes..................................................................12
     6.3      Expenses...............................................................12
     6.4      Diligence..............................................................12
     6.5      Hart-Scott-Rodino Filings..............................................12


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     6.6      Other Closing Costs....................................................12
     6.7      Credit for PTO.........................................................13

ARTICLE 7. Representations and Warranties............................................13

     7.1      Representations and Warranties of the Beverly Entities.................13
     7.2      Representations and Warranties of Buyer................................23

ARTICLE 8. Covenants.................................................................25

     8.1      Covenants of the Beverly Entities......................................25
     8.2      Covenants of Buyer.....................................................31

ARTICLE 9. Additional Provisions.....................................................36

     9.1      Title..................................................................36
     9.2      Risk of Loss or Condemnation...........................................37
     9.3      Termination of a Condemned Facility....................................38
     9.4      The Beverly Entities' Obligation to Pay Break-Up Fee Under Certain
              Circumstances..........................................................38
     9.5      Equipment Leases; Computer Hardware/Software; Manuals; Intellectual
              Property Rights........................................................39
     9.6      [Intentionally Omitted.]...............................................40

ARTICLE 10. Conditions To Closing....................................................40

     10.1     Conditions Precedent to Buyer's Performance............................40
     10.2     Conditions Precedent to the Beverly Entities' Performance..............42

ARTICLE 11...........................................................................44

     11.1     Leased Facilities......................................................44
     11.2     Furniture, Trade Fixtures and Business Equipment.......................44
     11.3     Personal Property......................................................44
     11.4     Loss or Damage.........................................................45

ARTICLE 12. Termination..............................................................45

     12.1     Termination............................................................45
     12.2     Due Diligence..........................................................46


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ARTICLE 13. Survival and Indemnification.............................................46

     13.1     Survival of Representations............................................46
     13.2     Indemnity by the Beverly Entities......................................46
     13.3     Indemnity by Buyer.....................................................48
     13.4     Defense of Claims......................................................49

ARTICLE 14. Miscellaneous............................................................50

     14.1     Further Assurances.....................................................50
     14.2     Assignment.............................................................50
     14.3     Parties in Interest....................................................50
     14.4     Notices................................................................50
     14.5     Applicable Law.........................................................51
     14.6     Counterparts...........................................................51
     14.7     Effect of Captions and Table of Contents...............................51
     14.8     Attorney's Fees........................................................52
     14.9     Incorporation by Reference.............................................52
     14.10    Entire Agreement: Modification; Waiver.................................52
     14.11    Publicity..............................................................52
     14.12    Confidentiality........................................................52
     14.13    Time of the Essence....................................................52
     14.14    Survival...............................................................52
     14.15    Severability...........................................................52
     14.16    Escrow Facilities......................................................52
     14.17    Non-Competition........................................................53
     14.18    Liability with Appointees..............................................54
     14.19    Beverly Entities Liability.............................................55

EXHIBITS

Exhibit A-1       --       Owned Facilities
Exhibit A-2       --       Leased Facilities
Exhibit B         --       Excluded Assets
Exhibit C         --       Allocation of Purchase Price
Exhibit D         --       Principal Terms and Conditions of Sublease
Exhibit E         --       Assignment and Assumption of Lease
Exhibit F         --       Special Warranty Deed
Exhibit G         --       Memorandum of Sublease
Exhibit H         --       Bill of Sale
Exhibit I         --       Assignment and Assumption of Contracts
Exhibit J         --       Assignment of Trade Names
Exhibit M         --       Audit Materials

SCHEDULES

Schedule 1         --      The Beverly Entities
Schedule 1.1       --      Assigned Contracts
Schedule 1.4.4     --      Deposits; Escrowed Funds
Schedule 1.4.8     --      Deposits under the Leases
Schedule 1.4.10    --      National Contracts
Schedule 4.2       --      Sublease Security Deposits
Schedule 7.1.4     --      Labor Contracts
Schedule 7.1.6(A)  --      Environmental Matters
Schedule 7.1.6(B)  --      Environmental Reports
Schedule 7.1.7(C)  --      Leases and Management Agreement
Schedule 7.1.10    --      Litigation
Schedule 7.1.16    --      Employee Benefit Plans
Schedule 7.1.17    --      Taxes
Schedule 7.1.18(b) --      Patient Admission Contracts
Schedule 7.1.21(a) --      IP Registration
Schedule 7.1.21(b) --      Maintenance
Schedule 7.1.21(c) --      Unregistered Trademark Properties
Schedule 7.1.21(d) --      Infringement
Schedule 7.1.21(e) --      IP Rights Granted to Others
Schedule 7.1.21(f) --      IP Claims
Schedule 7.1.24    --      Notices
Schedule 7.1.25    --      Medicare and Medicaid Participation
Schedule 7.1.26    --      Patient Records
Schedule 7.1.30    --      Patient Trust Funds
Schedule 7.1.31    --      Licensure
Schedule 8.1.10    --      PTO Schedule
Schedule 9.1.D     --      Unpermitted Encumbrances

                  AGREEMENT FOR SALE OF NURSING HOME PROPERTIES

                  THIS AGREEMENT (the "Agreement") is made and entered into as of the ____ day of ____________, 2001, by and between the entities set forth on
Schedule 1 (singular and collectively, the "Beverly Entities"), and NMC of Florida, LLC, a Florida limited liability company ("Buyer").

                                    Recitals

                  A. The Beverly Entities are the owners of forty-six (46) nursing and retirement facilities (the "Owned Facilities") more fully described in Exhibit A-1 attached hereto. Exhibit A-1 sets forth the names and addresses of the Owned Facilities.

                  B. One of the Beverly Entities manages one (1) nursing facility (the "Managed Facility") and other Beverly Entities lease the six (6) nursing facilities (the "Leased Facilities") more fully described in Exhibit A-2 attached hereto, pursuant to (i) a management agreement between one of the Beverly Entities and the owner of the Managed Facility (as such management agreement may have been amended, the "Management Agreement") and (ii) leases between certain Beverly Entities and the owners thereof (individually, a "Lease" and collectively, the "Leases"). Exhibit A-2 sets forth the names and addresses of the Managed Facility and the Leased Facilities and the identity of the owners and/or sublessors, if applicable, of the Managed Facility and the Leased Facilities (the "Lessors").

                  C. The Beverly Entities are also the owners of certain Personal Property (as hereinafter defined), and are parties to certain Operating Contracts and Equipment Leases (as such terms are hereinafter defined) with respect to the Facilities.

                  D. Among other things, (i) the Beverly Entities wish to sell the Owned Facilities and the Personal Property to Buyer; (ii) the Beverly Entities wish to assign and/or sublease the Leased Facilities and the Managed Facility and to assign certain of the Operating Contracts and Equipment Leases to Buyer; (iii) Buyer wishes to purchase the Owned Facilities and Personal Property from the Beverly Entities; and (iv) Buyer wishes to assume and/or sublease the Leased Facilities and the Managed Facility from the Beverly Entities and to assume the Beverly Entities' obligations under the Operating Contracts and the Equipment Leases, all subject to the terms of this Agreement.

                                    Agreement

                  NOW, THEREFORE, in consideration of the foregoing, the covenants, agreements, representations and warranties hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1.
                                   Definitions

                  For purposes of this Agreement and in addition to any and all definitions and interpretations otherwise provided throughout this Agreement, the following words and phrases shall have the meanings set forth below:

1.1 Assigned Contracts. A collective term meaning all Equipment Leases and Operating Contracts. Schedule 1.1 attached hereto sets forth all Assigned Contracts as of the date hereof that are Material Contracts (defined below), though not all contracts listed on such schedule are Material Contracts. For purposes of this Agreement, "Material Contracts" shall mean any contracts, agreements or leases relating to any of the Facilities that require payments in excess of $2,000 per month and that cannot be terminated upon sixty (60) days or less notice. Notwithstanding anything to the contrary, any contracts excluded in accordance with Section 8.2.13 shall be excluded from Assigned Contracts.

1.2 Effective Time. 11:59 p.m. local time on the last day of the month in which the Closing occurs.

1.3 Equipment Leases. A collective term meaning all leases pursuant to which the Beverly Entities are leasing equipment used at the Facilities immediately prior to the Effective Time other than National Contracts and other than those Material Contracts that are rejected by Buyer pursuant to Section 8.2.13 hereof.

1.4 Excluded Assets. Shall mean the following:

         1.4.1 All of the Beverly Entities' right, title and interest in the accounts receivable of the Facilities as of the Effective Time ("Accounts Receivable").

         1.4.2 Cash and cash equivalents on hand at the Facilities, or relating to the Facilities, as of the Effective Time, except as otherwise expressly provided in this Agreement.

         1.4.3 All prepayments of insurance on the Purchased Assets prorated to the Effective Time.

         1.4.4 All refunds or reimbursements of whatever nature or description which relate to or are attributable to the period prior to the Effective Time and all deposits, escrowed funds and similar funds (regardless of the form of deposit, escrowed funds, or similar funds), except as otherwise expressly provided in this Agreement. All such deposits, escrowed funds and similar funds are listed on Schedule 1.4.4 attached hereto.

         1.4.5 All claims, disputes and litigation, and all amounts of any nature or description relating thereto, to the extent such dispute, claim or litigation is related to the period prior to the Effective Time and constitute an asset.

         1.4.6 Except as otherwise specifically provided in this Agreement, proprietary materials of the Beverly Entities respecting their ownership and operation of the Purchased Assets, including, but not limited to, internal financial information, policy and procedure and training manuals, employee records, dietary menus, contracts and forms promulgated by any Beverly Entity, and in-service training materials, except that copies of policy and procedure manuals, employee records and dietary menus shall be provided as information to Buyer.

         1.4.7 Computer equipment, software and computer programs and vehicles used in connection with any of the Facilities, whether owned or leased by any Beverly Entity.

         1.4.8 All option deposits and security deposits under the Leases as shown on Schedule 1.4.8 (to be provided within ten (10) days after the date hereof), except as otherwise specifically provided in this Agreement and the Subleases.

         1.4.9 All items set forth on Exhibit B attached hereto.

         1.4.10 All contracts (and rights thereunder) for supplies and/or services that are set forth on Schedule 1.4.10 attached hereto (the "National Contracts"), which contracts are national in nature and/or affect properties other than the Facilities.

1.5 Facilities. A collective term meaning the Owned Facilities, the Leased Facilities and the Managed Facility.

1.6 Operating Contracts. A collective term meaning any and all maintenance contracts, service contracts and other similar commitments to which any Beverly Entity is a party with respect to the Facilities immediately prior to the Effective Time, other than National Contracts and other than those Material Contracts that are rejected by Buyer pursuant to Section 8.2.13 hereof.

1.7 Personal Property. Personal Property is a collective term meaning, except for the Excluded Assets, any and all tangible and intangible personal property owned by the Beverly Entities and now located at the Facilities or that may have been temporarily removed for repair or storage, subject to usage and replacement in the ordinary course of business through the Effective Time. Personal Property shall include, but shall not be limited to, the Beverly Entities' right, title and interest in and to the following: any and all consumable inventory, supplies, drugs, medicines and foodstuffs (collectively, "Supplies"); patient and/or resident records and agreements, provider agreements, records of inspection of the Purchased Assets by governmental agencies, copies of employee records (excluding any internal evaluations), records of construction, architectural plans, surveys, construction contracts and specifications, copies of all financial statements and warranties related to the Purchased Assets (in each case, relating to the Facilities collectively, the "Business Records"), as such may exist in the Beverly Entities' possession at the Effective Time; the use of the names of the Facilities as set forth in Exhibits A-1 and A-2 hereto, excluding however, any right to the use of any of the following names, designs or marks: "Beverly", "Beverly Enterprises", "Beverly Enterprises - Florida", "Leisure Lodge" and any variation, derivative or combination thereof and associated trademarks, service marks and logos; linens and other items used in connection with the operation of the Purchased Assets, beds, furniture and equipment, nursing equipment, therapy equipment, food service preparation and distribution equipment, housekeeping equipment, maintenance equipment, activities equipment and other equipment located in and upon each of the Facilities. Tangible Personal

Property with respect to the Leased Facilities that are to be subleased to Buyer in accordance with the terms hereof shall be set forth on an inventory conducted by the parties hereto five (5) days prior to the Effective Time and set forth on an exhibit to be attached to the applicable Subleases.

1.8 Purchased Assets. All of the following:

         1.8.1 The Real Property and certain rights to the Leased Facilities and interests in the Leases as set forth in this Agreement, the Lease Assignments and/or the Subleases, as applicable.

         1.8.2 The Personal Property.

         1.8.3 The Assigned Contracts.

1.9 Real Property. A collective term meaning the real estate and all easements, structures, improvements, rights, and appurtenances attached thereto, the nursing home and retirement buildings and accessory buildings, if any, located on the real estate, and all fixtures attached to the real estate, including, without limitation, all mechanical fixtures and kitchen fixtures, and all landscaping, lawn, trees, shrubs, parking areas, sidewalks and other improvements with respect to the Owned Facilities. Exhibit A-1 sets forth the common street addresses for the Real Property.

1.10 Additional Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

                  Actual Census                              10.1.9
                  Agreement                                  Preamble
                  Beverly Entities                           Preamble
                  Beverly Excepted Matters                   13.3.2D
                  Beverly Indemnitees                        13.3.1
                  Break-Up Fee                               9.4(a)
                  Business Records                           1.7
                  Buyer                                      Preamble
                  Buyer Excepted Matters                     13.2.2F
                  Buyer Indemnitees                          13.2.1
                  CIA                                        8.2.6
                  Closing                                    3.1
                  Closing Date                               3.1
                  Department                                 8.1.6E
                  Deposit                                    2.3
                  DOL                                        8.2.9
                  Employment Benefit Plan                    7.1.15(a)
                  Environmental Laws                         7.1.5
                  Escrow Facilities                          14.19
                  Accounts Receivable                        1.4.1
                  FIFO                                       8.2.11
                  Financial Statements                       7.1.11

                  Hazardous Materials                        7.1.5
                  HSR Act                                    6.5
                  Intellectual Property                      7.1.20(a)
                  Labor Dispute                              7.1.4
                  Lease                                      Recital B
                  Lease Assignment(s)                        4.1(b)
                  Leased Facilities                          Recital B
                  Leases                                     Recital B
                  Lessor Consent and Estoppel                8.1.8
                  Lessors                                    Recital B
                  Letter of Credit                           8.2.11
                  Liabilities                                13.2.1
                  LIFO                                       8.2.11
                  Managed Facility                           Recital B
                  Managed Facility Consent                   9.1E
                  Management Agreement                       Recital B
                  Material Contracts                         1.1
                  National Contracts                         1.4.10
                  OIG                                        10.1.10
                  Owned Facilities                           Recital A
                  Patient Admissions Contracts               7.1.17(b)
                  Permitted Encumbrances                     9.1D
                  Plans                                      7.1.15
                  PTO                                        8.1.9
                  PTO Schedule                               8.1.10
                  Purchase Price                             2.2
                  Security Deposit                           4.2
                  Sublease(s)                                4.1(a)
                  Supplies                                   1.7
                  Surveys                                    9.1A
                  Title Commitments                          9.1B
                  Title Company                              5.3
                  Union Meetings                             8.1.14
                  WARN Act                                   8.2.9

                                   ARTICLE 2.
                        Transfer of the Purchased Assets

2.1 Conveyance of the Purchased Assets. The Beverly Entities shall sell, convey, assign and transfer, or sublease, as appropriate, to Buyer on a going concern basis and upon the terms and conditions set forth herein, in the Subleases, the Lease Assignments and in the documents executed and delivered in connection herewith and therewith, all of the Beverly Entities' right, title and interest in and to the Purchased Assets. Subject to the terms and conditions set forth herein, in the Subleases, the Lease Assignments and in the documents executed and delivered in connection herewith and therewith, Buyer agrees to purchase, assume and/or sublease, as the case may be, the Purchased Assets from the Beverly Entities at the Closing effective as of the Effective Time. Except as provided for herein, Buyer assumes no liabilities or obligations of the Beverly Entities.

2.2 Purchase Price. In consideration of the transfer of the Purchased Assets as described herein, Buyer shall pay the Beverly Entities the sum of One Hundred Sixty-Five Million Dollars ($165,000,000) (as may be adjusted pursuant to Section 14.16 hereof, the "Purchase Price") to be paid in immediately available funds at Closing. The Purchase Price will be allocated as specified in Exhibit C attached hereto.

2.3 Earnest Money. Simultaneously with the execution and delivery of this Agreement by all parties hereto, Buyer shall deliver to Fidelity National Title Insurance Company ("Escrow Agent") (pursuant to its standard form escrow agreement reasonably acceptable to Buyer and the Beverly Entities) an earnest money deposit in the amount of Three Million Two Hundred Thousand Dollars ($3,200,000) (the "Deposit"), which Deposit is non-refundable, except as described below. The Deposit shall be held in an interest bearing account. Any accrued interest shall be transferred with the Deposit.

         2.3.1 In the event the transactions contemplated under this Agreement shall close as provided herein, the Deposit, less any offsets for expenses paid for by the Beverly Entities prior to Closing and not reimbursed by Buyer (to the extent Buyer is obligated to pay for such expenses hereunder), shall be applied against the Purchase Price at the Closing. In the event that the transactions contemplated under this Agreement shall fail to close as provided herein due to a breach of this Agreement by the Buyer, then the Escrow Agent shall pay the Deposit to the Beverly Entities as liquidated damages. In the event the Agreement is terminated as a result of (i) a breach of this Agreement by the Beverly Entities, (ii) the failure to satisfy any condition to closing contained in Article 10 provided that Buyer is not then in breach of this Agreement and such breach has been noticed in writing by the Beverly Entities to the Buyer, or (iii) termination of the Agreement in accordance with paragraph 12.2, then the Escrow Agent shall pay the Deposit to the Buyer.

         2.3.2 The parties hereto acknowledge that the actual damages sustained by the Beverly Entities if the transactions contemplated hereby shall fail to close are difficult to ascertain, and the parties hereby further agree that the liquidated damages amounts set forth in this
         Section 2.3 are a reasonable estimate of the amount of damages, including consequential damages, which the Beverly Entities would suffer by reason of Buyer's failure to close under this Agreement, and further that the retention of the Deposit is the Beverly Entities sole and exclusive remedy with respect thereto.

         2.3.3 In the event the transactions contemplated hereby fail to close as a result of a material breach hereof by the Beverly Entities of any provision hereof that is reasonably within the Beverly Entities' control, then the Beverly Entities shall pay Buyer an amount equal to the sum of (i) Buyer's reasonable out-of-pocket costs in pursuing the transactions contemplated hereby, not to exceed Five Million Dollars ($5,000,000) and (ii) One Million Dollars ($1,000,000). Buyer shall provide the Beverly Entities with reasonable documentation of such costs. All payments under this Section 2.3.3 shall constitute liquidated damages to Buyer. The parties hereto acknowledge that the actual damages sustained by Buyer if the transactions contemplated hereby shall fail to close are difficult to ascertain, and the parties hereby further agree that the liquidated damages amounts set forth in this Section 2.3.3 are a reasonable estimate of the amount of damages, including consequential damages, which Buyer would suffer by reason of the Beverly Entities' failure to close under this Agreement, and further that the retention of the Deposit is Buyer's sole and exclusive remedy with respect thereto.

2.4 Condition of Purchased Assets. Except for the representations and warranties expressly contained in this Agreement, the Purchased Assets are sold or subleased, as the case may be, in "AS IS, WHERE IS" condition with no warranties whatsoever, either express or implied, whether of merchantability, of fitness for a particular purpose, of physical condition, of the Beverly Entities' operation thereof or otherwise, whether with regard to the Purchased Assets, real or personal, tangible or intangible, whether conveyed hereby, contained therein, or related thereto, or with regard to the Beverly Entities' operation of the Purchased Assets.

                                   ARTICLE 3.
                                   The Closing

3.1 Closing and Effective Times. The Closing pursuant to this Agreement (the "Closing") shall take place at the offices of Latham & Watkins, Sears Tower, Chicago, Illinois (or, at Buyer's request, at the offices of Buyer's lender or its lender's counsel in New York, New York) on the last business day of the month containing the day that is fifteen (15) days after the day on which Buyer satisfies the condition described in Section 10.1.4 hereof with respect to at least forty-three (43) of the Facilities or such other date as the parties may agree (the "Closing Date"), to be effective as of the Effective Time, but in no event later than October 31, 2001, to be effective as of the Effective Time; provided, however, that if the Closing with respect to at least forty-three (43) Facilities has not occurred on or before October 31, 2001 and Buyer has not satisfied the condition contained in Section 10.1.4 hereof with respect to at least forty-three (43) Facilities by such date and Buyer is otherwise in material compliance with all of its duties and obligations hereunder, then Buyer may, by written notice to the Beverly Entities, extend the final date for the Closing with respect to at least forty-three (43) Facilities to occur to November 30, 2001. The parties hereto may by mutual consent expressed in writing fix another time to be the Effective Time or the Closing Date or another location for the Closing, subject to Article 12 hereof.

                                   ARTICLE 4.
                          The Assignments or Subleases

4.1 Form of Sublease or Assignment. Subject to the terms and conditions of this Agreement, the Beverly Entities agree, with respect to each Leased Facility, either:

                  (a) if the applicable Beverly Entity is not released by the applicable Lessor from all material liability arising after the Effective Date under the applicable Lease, to sublease to Buyer, and Buyer agrees to sublease from the applicable Beverly Entity at the Closing, effective at the Effective Time, such Leased Facility pursuant to a sublease on the terms and conditions set forth on Exhibit D attached hereto, and such other terms and conditions by which the parties hereto agree (each a "Sublease" and, collectively, the "Subleases") provided that the Beverly Entities obtain from the applicable Lessor the elimination of any provisions that could cause a default of the Lease based on acts or omissions of the Beverly Entities with respect to other agreements between the Beverly Entities and the applicable Lessor, or cross renewal provisions in the applicable leases. The Subleases generally shall pass through to the Buyer, as sublessee, all rights and obligations of the applicable Beverly Entity, as tenant, under the Leases, including, without limitation, the right to exercise all renewal options provided to the Beverly Entities under the Leases but not including any obligations or liabilities which constitute an Excluded Liability; or

                  (b) if the applicable Beverly Entity is released by the applicable Lessor from all material liability arising after the Effective Date under the applicable Lease provided that the Beverly Entities obtain from the applicable Lessor the elimination of any provisions that could cause a default of the Lease based on acts or omissions of the Beverly Entities with respect to other agreements between the Beverly Entities and the applicable Lessor, or cross renewal provisions in the applicable leases to assign its rights and obligations under the Leases to Buyer pursuant to an Assignment and Assumption of Lease, substantially in the form of Exhibit E --------- attached hereto (each a "Lease Assignment" and, collectively, the "Lease Assignments"), which Lease Assignments shall provide that the Beverly Entities remain obligated for any Excluded Liability and Buyer shall not assume any Excluded Liability.

                  Subject to the terms and conditions of this Agreement, the Beverly Entities agree, with respect to the Managed Facility, to assign their rights and obligations under the Management Agreement and any related documents including but not limited to any purchase options, lease renewal rights, and options to renew, if any, pursuant to an assignment and assumption of management agreement, containing reasonable terms and conditions to which the parties hereto shall agree.

4.2 Security Deposits under Subleases. At the Closing, in accordance with
Schedule 4.2 Buyer shall deposit with the Beverly Entities cash or an irrevocable letter of credit, from an institution and in a form acceptable to the Beverly Entities, in an amount equal to six (6) months of the aggregate base rent under the Subleases plus six (6) months of payments under the Management Agreement, to be held by the Beverly Entities pursuant to the terms of the Subleases and the assignment and assumption of the Management Agreement (the "Security Deposit") as security for every Sublease and for the assignment of the Management Agreement. The Security Deposit shall be held by the Beverly Entities until expiration of the Subleases and the Management Agreement or termination of or release of the Beverly Entities from liability under the applicable Leases or the Management Agreement.

                                   ARTICLE 5.
                 Actions to Effect Consideration and Conveyance

5.1 Deliveries by the Beverly Entities. At the Closing the Beverly Entities shall deliver, execute and deliver or cause to be executed and delivered, as applicable, to Buyer the following:

         5.1.1 Counterpart to a closing statement.

         5.1.2 Special Warranty Deeds (or the local equivalent) to the Real Property for each of the Owned Facilities, substantially in the form of Exhibit F attached hereto.

         5.1.3 Counterpart to a Lease Assignment with respect to each of the Leases to be assigned, in proper form for recording.

         5.1.4 Counterparts to a Sublease with respect to each of the Leased Facilities to be subleased.

         5.1.5 Counterparts to a Memorandum of Sublease for each Sublease in the form of Exhibit G attached hereto, and otherwise in proper form for recording.

         5.1.6 Bill of Sale with respect to the Personal Property at each Facility owned by the Beverly Entities, substantially in the form of Exhibit H attached hereto.

         5.1.7 Counterpart to an Assignment and Assumption of Contracts, substantially in the form of Exhibit I attached hereto.

         5.1.8 An Assignment of Trade Names, substantially in the form of Exhibit J attached hereto assigning all of the Beverly Entities' right, title and interest in and to the use of the names of the Facilities set forth on Exhibits A-1 and A-2 hereto (excepting the names listed in Section 1.7 hereto).

         5.1.9 Necessary state, county and city real estate transfer tax declarations for each Facility.

         5.1.10 A certificate of non-foreign status (pursuant to Section 1445 of the Internal Revenue Code).

         5.1.11 A Certificate of the Beverly Entities that all representations and warranties of the Beverly Entities in this Agreement are true and correct in all material respects as of the Closing Date.

         5.1.12 Certificate or Certificates of the Secretary or Assistant Secretary of the Beverly Entities certifying the: (a) Articles of Incorporation and Bylaws of the Beverly Entities, (b) incumbency and signatures of officers of the Beverly Entities and (c) resolutions of the Beverly Entities authorizing the transactions contemplated hereby.

         5.1.13 Certificates of Good Standing for the Beverly Entities from their respective States of incorporation.

         5.1.14 Certificate of the Secretary of State of the State of Florida certifying the Beverly Entities' qualification and good standing as a foreign corporation.

         5.1.15 Any and all consents, approvals, instruments, certificates, and agreements obtained from the Lessors pursuant to Section 8.1.8 hereof, including, without limitation, the Lessor Consent and Estoppel.

         5.1.16 Any other documents reasonably required by the Title Company to issue the title insurance policies described in Section 5.3 hereof.

         5.1.17 Evidence of the authority of the Beverly Entities to execute and deliver the documents necessary to effectuate the Closing.

         5.1.18 Counterpart to an assignment and assumption of management agreement with respect to the Management Agreement.

         5.1.19 Counterparts to transition agreements, in form and substance reasonably acceptable to the Beverly Entities ("Transition Agreements"), among the Beverly Entities, Buyer and any appointees of Buyer permitted hereunder, pursuant to which such appointee agrees to perform all obligations hereunder which Buyer designates and Buyer agrees to be jointly and severally liable therefor.

5.2 Deliveries by Buyer. At the Closing Buyer shall deliver, execute and deliver or cause to be executed and delivered, as applicable, to the Beverly Entities the following:

         5.2.1 The Purchase Price as specified in Section 2.2 hereto.

         5.2.2 Counterpart to a closing statement.

         5.2.3 Counterpart to a Lease Assignment with respect to each of the Leases to be assigned, in proper form for recording.

         5.2.4 Counterpart to a Sublease with respect to each of the Leased Facilities to be subleased.

         5.2.5 Counterpart to a Memorandum of Sublease for each underlying Sublease.

         5.2.6 The Security Deposit.

         5.2.7 Counterpart to an Assignment and Assumption of Contracts, substantially in the form of Exhibit I hereto.

         5.2.8 Necessary state, county and city real estate transfer tax declarations for each Facility.

         5.2.9 A Certificate of Buyer that all representations and warranties of Buyer in this Agreement are true and correct in all material respects as of the Closing Date.

         5.2.10 Certificate of the Secretary or Assistant Secretary of Buyer certifying the: (a) Articles of Incorporation and Bylaws of Buyer, (b) incumbency and signatures of officers of Buyer and (c) resolutions of Buyer authorizing the transactions contemplated hereby.

         5.2.11 Certificate of Good Standing for Buyer from the Secretary of State of the State of Florida as of a recent date.

         5.2.12 Certificate of the Secretary of State of the State of Florida certifying Buyer's qualification and good standing as a foreign corporation.

         5.2.13 Any other documents reasonably required by the Title Company to issue the title insurance policies described in Section 5.3 hereof.

         5.2.14 Evidence of the authority of Buyer to execute and deliver the documents necessary to effectuate the Closing.

         5.2.15 Counterpart to an assignment and assumption of management agreement with respect to the Management Agreement.

         5.2.16 Counterparts to Transition Agreements.

5.3 Other Deliveries. Fidelity National Title Insurance Company located in Troy, Michigan, and another title insurance company selected by Buyer to perform (collectively the "Title Company"), shall deliver at Closing the title insurance policies in the form of the Title Commitments, and insuring over the items on
Schedule 9.1.D hereto.

                                   ARTICLE 6.
                          Prorations, Credits and Costs

6.1 Prorations. The following items shall be prorated as of the Effective Time. In the event that amounts as of the Effective Time cannot be accurately determined, such amounts shall be estimated and adjusted as promptly as practicable thereafter but in no event later than thirty (30) days after the Effective Time.

         6.1.1 Taxes. All state, county, city, school, ad valorem, and other local real and personal property taxes and assessments relating to or assessed against the Purchased Assets shall be prorated as of the Effective Time notwithstanding the date of the assessment. If the real property tax rate for the current tax year is not established by the Effective Time, the prorations shall be made on the basis of the rate in effect for the preceding tax year and shall be adjusted when exact amounts are determined. All such prorations shall be based upon the most recent available assessed value of the Facilities prior to the Effective Time. The Beverly Entities shall pay all income, gains and other similar taxes, as well as all franchise taxes, incurred by it in carrying out the transactions contemplated under this Agreement.

         6.1.2 Utilities and Rents. All utilities and rents shall be prorated or paid by the Beverly Entities as of the Effective Time.

         6.1.3 Prepayments and Deposits. The Beverly Entities shall credit to Buyer payments received by any Beverly Entity for patient and resident or other services to be provided on or after the Effective Time. The Beverly Entities shall be credited with all prepayments made by any Beverly Entity for services relating to the Facilities to be provided after the Effective Time and amounts described in Sections 1.4.4 and
         1.4.8 hereof to the extent Buyer receives the contracted amount for services in accordance with the Beverly Entities' agreements with such vendors.

6.2 Taxes. All sales, use, personal property transfer taxes and excise taxes, if any, by whatever jurisdiction levied, arising out of the transfer of the Purchased Assets contemplated hereunder, including, but not limited to, documentary transfer taxes relating to personal property, shall be paid by Buyer. The Beverly Entities shall pay for all real property transfer taxes including but not limited to any real property documentary stamp taxes with respect to the transactions contemplated hereby.

6.3 Expenses. Each of the parties shall pay its own costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated herein, except as may otherwise be provided herein.

6.4 Diligence. Buyer shall pay all costs and expenses associated with any appraisals, UCC searches and other diligence undertaken by Buyer with respect to the transactions contemplated under this Agreement. If Buyer is not required by its lender to obtain new environmental surveys (other than a "desktop" review) for the Facilities and Buyer obtains third party beneficiary certificates allowing the Buyer and Buyer's lender to rely on the Phase I Environmental Site Assessments for the Facilities, prepared by Guidewire Consulting, LLC and ordered by the Beverly Entities prior to the date hereof ("Environment Surveys"), at Closing Buyer shall pay fifty (50%) percent of the costs and expenses for the Environmental Surveys not to exceed forty-five thousand dollars $45,000). At Closing, Buyer, on the one hand, and the Beverly Entities, on the other hand, shall each pay fifty percent (50%) of the costs and expenses for obtaining ALTA/ACSM real property surveys of the Facilities. All such amounts expended by the Beverly Entities for which Buyer is responsible shall be credited to the Beverly Entities at Closing. In the event this Agreement is terminated for any reason other than a breach by Buyer, Seller shall pay all costs related to the Environmental Surveys and the ALTA/ACSM real property surveys for the Facilities.

6.5 Hart-Scott-Rodino Filings. The Beverly Entities and Buyer are each responsible for preparing their own required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), and for their own costs of preparing such information, documents and filings as may be required pursuant to, and the costs of otherwise complying with the HSR Act. Notwithstanding the above, the filing fee for the first filing required under the HSR Act shall be shared evenly between the Beverly Entities and Buyer. If any subsequent filings are required, the filing fees shall be paid solely by Buyer.

6.6 Other Closing Costs. Buyer shall pay for any recording costs and tax certificate fees with respect to the transactions contemplated hereby. Buyer, on the one hand, and the Beverly Entities, on the other hand, shall each pay fifty percent (50%) of all title insurance costs, fees and premiums with respect to the transactions contemplated hereby (other than with respect to any endorsements requested by Buyer or Buyer's lender's title insurance requirements, which shall be paid one hundred percent (100%) by Buyer). All such amounts expended by the Beverly Entities shall be credited to the Beverly Entities at Closing.

6.7 Credit for PTO. At the Closing, Buyer shall receive a credit against the Purchase Price for the value, as of the Effective Time, of all PTO for all employees employed at the Facilities as of the Effective Time. Buyer hereby assumes all liability for the PTO included on the PTO Schedule and agrees to indemnify and hold harmless the Beverly Entities from and against all liability, claims and demands against the Beverly Entities (including, without limitation, defense thereof) arising in connection with such PTO Schedule.

                                   ARTICLE 7.
                         Representations and Warranties

7.1 Representations and Warranties of the Beverly Entities. Each of the Beverly Entities hereby represents and warrants to Buyer as follows:

         7.1.1 Organization. The Beverly Entities are duly incorporated and validly existing corporations organized under the laws of and in good standing in their respective States of incorporation, and are qualified to do business as a foreign corporation in the State of Florida. Each of the Beverly Entities has full power and authority to own and lease its properties and to carry on its business as currently conducted. None of the Beverly Entities is insolvent, and none will be rendered insolvent by the transactions contemplated by this Agreement. None of the Beverly Entities has any material, unpaid and past due liability with respect to any creditor, supplier, landlord, or service provider of any of the Facilities.

         7.1.2 Authority. The Beverly Entities have complete and unrestricted corporate power to enter into this Agreement and perform its obligations hereunder. When executed and delivered, this Agreement will constitute a valid and binding obligation of the Beverly Entities, enforceable in accordance with its terms, except as limited by applicable laws relating to bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application relating to or affecting creditors' rights.

         7.1.3 Personal Property. The Beverly Entities are the owners of the Personal Property constituting Purchased Assets. At the Closing, effective as of the Effective Time, the Beverly Entities shall convey good title to same, free and clear of liens and encumbrances, except as set forth on Schedule 9.1.D attached hereto.

         7.1.4 Labor Relations; Employees. Except as set forth on Schedule 7.1.4 attached hereto, (a) there have been no strikes, picketing (including recognitional), work stoppages, or to the Beverly Entities' actual knowledge, demands for recognition, unfair labor practice charges, representational petitions filed with a regional office of the National Labor Relations Board, soliciting for a showing of interest or any formal demands served upon the Beverly Entities with respect to the Facilities for collective bargaining by any union or labor organization at any time since January 1, 1998; (b) none of the Beverly Entities has received a written notice of a dispute or controversy with any union or other organization of employees of the Beverly Entities with respect to the Facilities; (c) there are no unfair labor practice charges or, to the Beverly Entities' actual knowledge, requests for injunctions pursuant to Section 10(j) of the National Labor Relations Act pending or, to the Beverly Entities' actual knowledge, threatened against the Beverly Entities with respect to the Facilities before the National Labor Relations Board or before any court; (d) there are no arbitration proceedings pending of which notice has been given to the Beverly Entities or, to the Beverly Entities' actual knowledge, threatened, involving any material dispute or controversy with any union or other organization of employees with respect to the Facilities; and (e) there are no ongoing negotiations with any unions with respect to any of the Facilities (herein collectively referred to as a "Labor Dispute").Except as set forth on
         Schedule 7.1.4 attached hereto, the Beverly Entities have no labor union contracts or collective bargaining agreement with its employees at the Facilities or executive employment agreements with respect to the Facilities.

         7.1.5 PTO. As of the date of delivery of the PTO Schedule pursuant to
         Section 8.1.10, the PTO Schedule will contain true and complete information with respect to the annual base salary or hourly rate of the employees of the Facilities and overtime, vacation, sick and holiday pay, flex benefits, bonus payments (other than "retention" or "stay-on" bonuses paid in connection with the transactions contemplated hereby), commissions, severance payments or other monetary compensation paid to, or which may become payable to the employees of the Facilities. The PTO Schedule will be true, correct and complete in all material respects and will reflect PTO that complies with the Beverly Entities' employment policies, applicable Florida law and applicable federal law.

         7.1.6 Environmental Matters

A. Except as set forth on Schedule 7.1.6(A) attached hereto or as revealed in any of the environmental reports set forth on Schedule 7.1.6(B) attached hereto which reports have been provided to Buyer, to the actual knowledge of the Beverly Entities, there has not occurred any unauthorized or illegal emission, leak, discharge, spill or release into the environment of any Hazardous Materials (in excess of levels that could reasonably be expected to require investigation or remediation under applicable Environmental Laws) by the Beverly Entities or by any prior owner or tenant of any of the Facilities or of any use of Hazardous Materials on or from the Facilities which, in any material respect, violates federal, state or local laws, rules and regulations governing the use, storage, treatment, handling, production or disposal of such Hazardous Materials or any other Environmental Laws.

B. For purposes of this Section 7.1.6, the term "Hazardous Materials" shall include, without limitation, any pollutants, contaminants, chemicals, wastes and other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substance or materials (whether solid, liquid or gaseous) subject to regulation, control or remediation under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801 et seq.), the Resources Conservation and Recovery Act, as amended (42 U.S.C. Section 6901 et seq.), the Toxic Substances Control Act, as amended, the Clean Water Act, as amended, the Safe Drinking

Water Act, as amended, the Clean Air Act, as amended, the Occupational Safety and Health Act, as amended, the Atomic Energy Act of 1954, as amended, and all analogous or related laws enacted, promulgated or issued in any jurisdiction in which a Facility is located and in the regulations adopted and publications promulgated pursuant thereto, or any other federal, state or local environmental law, ordinance, rule or regulation (collectively, the "Environmental Laws").

C. The Beverly Entities shall indemnify and hold Buyer harmless for any "Recognized Environmental Condition" as defined and disclosed in the Environmental Surveys set forth on Schedule 7.1.6(B) and any related Liabilities together with any "Recognized Environmental Condition" identified in any Phase II site assessment conducted pursuant to an express recommendation, if any, contained in any Environmental Survey set forth on Schedule 7.1.6(B).

         7.1.7 Title to Facilities

A. Exhibit A-1 hereto completely and accurately states the name and address of each of the Owned Facilities. Exhibit A-2 hereto completely and accurately states the name, address, lessee and lessor of each of the Leased Facilities. Exhibit A-2 hereto completely and accurately states the name, address, owner and manager of the Managed Facility.

B. The applicable Beverly Entities set forth on Exhibit A-1 are, or will be as of the Closing Date, the owners of the Purchased Assets, including Real Property constituting the Owned Facilities; provided, however, that with respect to the Real Property held via the Beverly Entities' synthetic lease facility, the applicable Beverly Entity is not on the date hereof the owner of fee simple title to such Real Property but will be entitled to cause the deed to such Real Property to be executed and delivered to its designee. At the Closing, the applicable Beverly Entities shall convey to Buyer good and marketable fee title to such Real Property free and clear of liens, covenants, restrictions, conditions, reservations, rights, easements and encumbrances of record, excepting only (i) Permitted Encumbrances (as hereinafter defined) and (ii) such exceptions as may otherwise be approved by Buyer in accordance with the provisions hereof.

C. The applicable Beverly Entities set forth on Exhibit A-2 are the holders of valid and existing leasehold interests, as lessee, of the premises constituting the Leased Facilities, for the terms set forth in and pursuant to the terms of the Leases. The applicable Beverly Entity set forth on Exhibit A-2 hereto is the manager pursuant to a valid and existing management agreement with respect to the Managed Facility. Subject to receipt of all required consents from the Lessors or the owner of the Managed Facility, as applicable, the applicable Beverly Entities shall enter into valid and binding assignment and assumption of Management Agreement, Lease Assignments and/or Subleases covering the Leased Facilities and the Managed Facility, as applicable. Subject to the terms of the assignment of Management Agreement, the Subleases and Lease Assignments, the assignment of Management Agreement, the Subleases and Lease Assignments, as applicable, shall convey the rights and interests therein provided free and clear of liens and encumbrances, excepting only the Permitted Encumbrances and such exceptions as may otherwise be approved by Buyer. True and complete copies (including amendments, if any) of the Leases and the Management Agreement have been made available to Buyer and are listed on Schedule 7.1.7(C).

D. All of the Leases and the Management Agreement are in full force and effect and the Beverly Entities are not in default or breach in any material respect under any of the Leases and the Management Agreement. No event has occurred which, with the giving of notice or lapse of time or both, would cause a material breach or a material default by the Beverly Entities under any of the Leases or the Management Agreement. The Beverly Entities have no actual knowledge of any breach or anticipated breach by the other parties to the Leases or the Management Agreement.

E. The Beverly Entities have no actual knowledge of (i) any condemnation proceeding affecting any portion of the Facilities or contemplated by any governmental authority; (ii) any special assessment affecting any portion of the Facilities or contemplated by any governmental authority, except as set forth in the title insurance policies referred to in Section 9.1 hereof; or (iii) any pending or threatened enforcement proceeding by any governmental authority relating to an alleged zoning violation affecting any portion of the Facilities.

         7.1.8 Leases, Contracts, Commitments. Except for the Excluded Assets and the Purchased Assets, as of the Effective Time there will be no contracts, agreements or commitments of any kind relating to the business at the Facilities, no leases in force at the Effective Time affecting the use or occupancy of the Facilities, and no equipment leases, or other similar agreements, obligations or commitments the absence of which will materially adversely affect Buyer, any Facility or the Purchased Assets subsequent to the Effective Time.

         7.1.9 Compliance with Laws. The Facilities are in compliance with any and all applicable laws, rules, regulations and ordinances, federal, state and local, the violation of which, taken as a whole, would have a material adverse effect on the Facilities taken as a whole.

         7.1.10 Litigation; Governmental Proceedings. Except as set forth on
         Schedule 7.1.10 attached hereto, there is no litigation, proceeding or governmental investigation pending or, to the actual knowledge of the Beverly Entities, threatened against the Beverly Entities (with respect to the Facilities) or the Facilities which materially adversely affects the Beverly Entities or the Facilities. The Beverly Entities shall continue to have all responsibility for the handling and defense of and any liability or obligation arising from the matters listed on Schedule
         7.1.10 subsequent to the Closing and Buyer shall use good faith reasonable efforts to cooperate with such handling and defense, but said obligation to cooperate shall not be deemed to require Buyer to incur any material out-of-pocket expense. To the actual knowledge of the Beverly Entities, there is no Q-Tam proceeding currently pending against any of the Beverly Entities with respect to any of the Facilities.

         7.1.11 Absence of Certain Changes. Since September 30, 2000 with respect to the Facilities taken as a whole, there has not been any material adverse change in the financial condition, assets, liabilities, or prospects of the Beverly Entities with respect to the Facilities taken as a whole , and the Beverly Entities have not conducted the operation of the Facilities other than in the ordinary course of business; provided, however, that no representation or warranty is made with respect to any changes in the prospects of the Beverly Entities or the Facilities subsequent to the date of this Agreement as a result of the pending sale of the Facilities. Buyer acknowledges and agrees that the representation and warranty contained in this Section 7.1.11 shall be made only as of the date hereof.

         7.1.12 Information Supplied to Buyer. The Beverly Entities have provided Buyer with copies of unaudited profit and loss statements for each of the Facilities for the calendar years 1999 and 2000 and for the year-to-date period ending May 31, 2001 (collectively, the "Financial Statements"). Since September 30, 2000, there has been no change in the accounting methods or practices of the Beverly Entities. The Financial Statements were prepared on the basis of the books and records of the Beverly Entities and Beverly Health and Rehabilitation Services, Inc., and are the financial statements used by the Beverly Entities and Beverly Health and Rehabilitation Services, Inc. for internal accounting purposes and have been prepared on a basis consistent with the other internal operating statements used by the Beverly Entity in the ordinary course of business. It is understood that the Financial Statements are prepared as internal operating statements that do not necessarily reflect adjustments required to cause such statements to fairly present or otherwise accurately reflect the operations of the Facilities in accordance with generally accepted accounting principles or otherwise. Notwithstanding the foregoing, the Financial Statements accurately reflect the operations of the Facilities and are true and correct in all material respects. There are no adjustments to the Financial Statements by the outside auditors with respect to the Facilities taken as a whole, that would materially affect the Facilities taken as a whole.

         7.1.13 Trust Accounts for Patients and Residents. For the period of their operation of the Facilities, the Beverly Entities have dealt with the trust accounts for patients and residents referred to in Section
         8.2.4 hereof in the fiduciary capacity required by law.

         7.1.14 Brokers, Finders. The Beverly Entities know of no brokerage or finder's fees or commissions which will be payable in connection with the sale of the Purchased Assets hereunder, and if any such fees or commissions are claimed or payable as the result of any other party's claimed representation of the Beverly Entities, such fees and commissions shall be the Beverly Entities' sole responsibility, without regard to the provisions of Sections 13.2.2D and 13.2.2F.

         7.1.15 Accuracy of Representations and Warranties. Except as expressly herein otherwise provided, the representations and warranties of the Beverly Entities set forth in this Agreement (other than those contained in Section 7.1.10 hereof) shall be true and correct when made and on and as of the Closing Date and as of the Effective Time as though such representations and warranties were made at such times.

         7.1.16 ERISA and Related Matters.

                  (a) As used in this Agreement, the term "Employment Benefit Plan" means any "employee benefit plan" (within the meaning of Section 3(3) of ERISA), and any other bonus, profit sharing, pension, severance, deferred compensation, fringe benefit, insurance, welfare, medical, medical reimbursement, health, life, stock option, stock purchase, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, vacation, incentive, commission, retention or other plan, policy, trust fund or arrangement.

                  (b) Schedule 7.1.16 attached hereto contains a true and complete list of all Employee Benefit Plans currently in effect, (i) maintained, sponsored, participated in, or contributed to by Seller on behalf of any of its employees (whether current or former) working at or in connection with the Facilities or their beneficiaries, (ii) which provides or provided benefits to any such employee or beneficiary, or
                  (iii) with respect to which the Beverly Entities have or have had any obligation on behalf of any such employee or beneficiary (each a "Plan" and collectively the "Plans").

                           (i) each Plan has, at all times, been maintained and operated in compliance, in all material respects, with its terms and the requirements of all applicable laws, including without limitation, ERISA, as amended, and the Code;

                           (ii) each Plan intended to be qualified under Section 401(a) of the Code has been determined to be so qualified, as to design, by the Internal Revenue Service. Each Plan intended to be tax-qualified is qualified under Section 401(a) of the Code (and with respect to the Beverly Entities' 401(k) plan, Section 401(k) of the Code); and

                           (iii) each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code continues to be exempt.

         7.1.17 Taxes. Except as set forth in Schedule 7.1.17 attached hereto,
         (i) all taxes including, without limitation, income, property, sales, use, franchise, value added, employees' income withholding and social security taxes imposed by the United States or by any state, municipality, subdivision or instrumentality of the United States, or by any other taxing authority, which are due and payable by Beverly Entities with respect to the Facilities and all interest and penalties thereon, whether disputed or not (hereinafter, the "Taxes"), have been paid in full or are being contested in accordance with applicable law, and (ii) all Tax returns required to be filed in connection therewith have been accurately prepared and duly and timely filed.

         7.1.18 Contracts.

                  (a) Schedule 1.1 attached hereto includes without limitation a true and correct list as of the date of this Agreement of all outstanding Assigned Contracts that are Material Contracts (though not all contracts on such schedule are Material Contracts) to which the Beverly Entities are parties and Beverly Entities have provided or will provide to Buyer access to true and complete copies of each such written contract. There is no default existing or continuing by Beverly Entities or to their knowledge, of any other party, under the terms of any contracts listed on

                  Schedule 1.1 hereto which could reasonably be expected to have a material adverse effect on the Facilities effected by the contract.

(b) The Beverly Entities have provided or will provide Buyer with specimen patient admission agreements with residents of the Facilities, if any, or with any other persons or organizations ("Patient Admissions Contracts"). Except as set forth on
                  Schedule 7.1.18(b) attached hereto, no Patient Admissions Contract deviates from such standard forms, and all residents of the Facilities have executed Patient Admissions Contracts, except where such deviations or failures taken as a whole to execute a Patient Admissions Contract could reasonably be expected to have a material adverse effect on the Facilities taken as a whole.

         7.1.19 Condition of Assets.

                  (a) All of the Purchased Assets are in Beverly Entities' possession or control and located at or on the Real Property.

                  (b) The Personal Property is in working order, sufficient for normal operation of the business of the Beverly Entities consistent with the Beverly Entities' customary practice, in all material respects, and has been properly repaired, replaced and maintained by the Beverly Entities in the ordinary course of business and consistent with the Beverly Entities' customary practice.

                  (c) The Real Property is working order and has been maintained in operating condition and has been properly repaired, replaced and maintained by the Beverly Entities in the ordinary course of business and consistent with the Beverly Entities' customary practice.

         7.1.20 Survey Reports, Etc. True and complete copies of all survey reports, waivers of deficiencies, plans of correction, and any other investigation reports issued with respect to the Facilities for the last two (2) years have been provided or will be provided to Buyer.

         7.1.21 Intellectual Property.

                  (a) Definition of Intellectual Property. "Intellectual Property" shall mean (i) the trademarks, service marks, trade dress, trade names and corporate names and registrations and applications for registrations thereof (other than those names excluded in the immediately succeeding sentence collectively, "Trademark Properties"); (ii) financial and marketing plans, and customer and supplier lists and information ("Trade Secrets"); (iii) the telephone numbers used by each Seller and each Facility in the conduct of their business and operations; and (iv) the goodwill symbolized by all of the foregoing and connected therewith throughout the world. Notwithstanding anything to the contrary, Intellectual Property shall exclude the following names, designs or marks: "Beverly", "Beverly Enterprises", "Beverly Enterprises Florida", "Leisure Lodge" and any variation, derivative or combination thereof and associated trademarks, service marks and logos and all Excluded Assets.

                  (b) Ownership of Intellectual Property. Except as would not have a material adverse effect on any Facility, Sellers own and have good and marketable title to all such Intellectual Property as is presently used by or in connection with each Facility in the conduct of their businesses free and clear of all liens, charges and encumbrances or have the right to use pursuant to valid license all such Intellectual Property.

                  (c) Registrations. Schedule 7.1.21(a) (which shall be furnished within fourteen (14) days after the date hereof) sets forth a complete list of all Intellectual Properties used by Beverly Entities in the operation of the Facilities that are currently registered in any jurisdiction, and identifies the jurisdiction, Property, registration number and date of registration. None of such registrations has been determined to be invalid.

                  (d) Maintenance. Except as set forth in Schedule 7.1.21(b) (which shall be furnished within fourteen (14) days after the date hereof) and except as would not have a material adverse effect on any Facility, all filing and maintenance fees that are required to maintain registrations of the Beverly Entities' Intellectual Property used in the operation of the businesses at the Facilities and that are due as of the date of this Agreement have been filed and paid and none of Beverly Entities' Intellectual Property rights are subject to any renewal or maintenance filings, fees, taxes, or actions falling due within ninety (90) days after the date of this Agreement.

                  (e) Unregistered Trademark Properties. Schedule 7.1.21(c) (which shall be furnished within fourteen (14) days after the date hereof) sets forth a complete list of all unregistered Trademark Properties used by Beverly Entities in the conduct of their respective businesses at the Facilities that would have a material adverse effect on any Facility.

                  (f) Non-infringement. Except as disclosed in Schedule 7.1.21(d) (which shall be furnished within fourteen (14) days after the date hereof), to the Beverly Entities' actual knowledge, the Beverly Entities have not infringed, misappropriated, or otherwise used in an unauthorized manner the proprietary rights (including but not limited to, the patent, trade secret, trademark, service mark, trade dress, or copyright rights) of any third party in the operation of the businesses at the Facilities that would have a material adverse effect on any Facility.

                  (g) Rights Granted to Others. The Beverly Entities have not granted or committed to grant any rights in their Intellectual Property used in the operation of the business at the Facilities of any nature whatsoever to any third party except as disclosed in Schedule 7.1.21(e) (which shall be furnished within fourteen (14) days after the date hereof) and except as would not have a material adverse effect on any Facility.

                  (h) No Claims. Except as disclosed in Schedule 7.1.21(f) (which shall be furnished within fourteen (14) days after the date hereof) and except as would not have a material adverse effect on any Facility, the Beverly Entities have received no written notice of any claim asserted by any person: (i) claiming that any action by the Beverly Entities in the operation of their businesses at the Facilities infringes on the intellectual property rights of any other person or (ii) challenging or questioning the right of the Beverly Entities to use any of the Intellectual Property being used by them in the operation of their businesses at the Facilities.

                  (i) Unauthorized Use. Except as would not have a material adverse effect on any Facility, the Beverly Entities do not have actual knowledge of any unauthorized use, infringement or misappropriation of any of their Intellectual Property in the operation of their businesses at the Facilities by any third party, including, but not limited to, any employee or former employee of the Beverly Entities.

         7.1.22 Capital Expenditures. Other than the construction activities currently in progress at (i) Lee Convalescent Center (Facility #789) with respect to renovations, (ii) Coral Trace (Facility #793) with respect to water pipe replacements and (iii) Harbor Beach (Facility #2168) with respect to a parking lot expansion, there are no construction activities currently in progress at the Facilities other than in the ordinary course of business.

         7.1.23 Inventory and Supplies. The inventories of perishable food, nonperishable food, central supplies, linen, housekeeping and other supplies are in sufficient quantity and condition for the operation of the business of the Beverly Entities at the Facilities consistent with past practices.

         7.1.24 Absence of Notices. Except as disclosed on Schedule 7.1.24, the Beverly Entities have not received written notice that any customer or supplier of the Beverly Entities intends to discontinue or substantially alter prices or terms to, or significantly diminish its relationship with the Beverly Entities as a result of the transactions contemplated hereby or otherwise which collectively would have a material adverse effect on the Facilities taken as a whole.

         7.1.25 Medicare and Medicaid Participation:

                  (a) Except as set forth on Schedule 7.1.25,

                           (i) Each of the Facilities that is eligible to receive payment under Title XVIII ("Medicare") and Title XIX ("Medicaid") of the Social Security Act has valid and current provider agreements and one or more provider numbers with the federal Medicare, all applicable state Medicaid and successor programs through intermediaries;

                           (ii) Each of the Facilities that is receiving payments under CHAMPUS or TRICARE has valid and current provider agreements with one or more provider numbers with CHAMPUS and/or TRICARE programs through intermediaries;

                           (iii) Medicare, Medicaid, CHAMPUS, TRICARE and other federal, state or local governmental reimbursement programs, or successor programs to any of the above, are referred to herein as "Government Programs"; and

                           (iv) Each of the Facilities is in compliance with the conditions of participation for applicable Government Programs except where the failure to so comply taken as a whole would have a material adverse effect on the Facilities taken as a whole.

                  (b) The Beverly Entities are in compliance in all material respects with the obligations under the CIA.

         7.1.26 Patient Records. Except as provided on Schedule 7.1.26 and other than as would not have a material adverse effect on the Facilities taken as a whole, to the Beverly Entities' actual knowledge, there is no deficiency in the patient records of the Beverly Entities, used or developed in connection with the business conducted at the Facilities, to be delivered by Beverly Entities to Buyer pursuant to the terms of this Agreement, and all such records have, prior to the date of this Agreement, been created and maintained in compliance with all applicable federal, state or local laws and regulations governing the preparation, maintenance confidentiality, transfer and/or destruction of such records.

         7.1.27 Knowledge. For the purposes of this Agreement, "knowledge", "actual knowledge" and similar standards with respect to the Beverly Entities shall mean actual awareness of Jeff Bomberger, Rich Mason or Andrea Ludington, the regional directors for the Facilities, following reasonable inquiry, and Doug Babb, Dwight Kouri and Brad McKown.

         7.1.28 Leased Facilities; Real and Personal Property. The real and personal property leased pursuant to the Leases is in all material respects in a condition that satisfies the requirements that each Lease may have for the condition of such property upon termination of the applicable Lease.

         7.1.29 Managed Facility. The real and personal property of the Managed Facility is in all material respects in a condition that satisfies the requirements that the Management Agreement may have for the condition of such property upon termination of the Management Agreement.

         7.1.30 Patient Trust Funds. Except as provided on Schedule 7.1.30, the Beverly Entities have maintained patient trust funds on behalf of the residents of the Facilities in material compliance with all applicable laws, rules and regulations, and have maintained an accurate and updated accounting of such trust funds.

         7.1.31 Licensure. With respect to each Facility, the Beverly Entities have in full force and effect licenses for the operation of each such Facility. Except as set forth on Schedule 7.1.31, there are no current, or to the actual knowledge of the Beverly Entities, threatened investigations by any applicable licensing authority that would materially affect any of the licenses or the Beverly Entities' ability to continue to operate any of the Facilities as the lawful operator of such Facilities. The Beverly Entities are in the process of correcting, contesting or appealing, in accordance with applicable law, all deficiencies identified in a state survey of any Facility.

         7.1.32 BHRS. Beverly Health and Rehabilitation Services, Inc. ("BHRS") owns, either directly or indirectly, the outstanding shares of all nursing facilities operated by Beverly Enterprises, Inc. or its affiliates. The assets of BHRS constitute not less than seventy percent (70%) of the total assets of Beverly Enterprises, Inc. For the years ending December 31, 1998, 1999 and 2000, BHRS contributed in excess of one hundred percent (100%) of the operating income (excluding unusual and extraordinary items) of Beverly Enterprises, Inc.



7.2 Representations and Warranties of Buyer. Buyer hereby represents and warrants to the Beverly Entities as follows:

         7.2.1 Organization. Buyer is a duly organized and validly existing limited liability company organized under the laws of and in good standing in the State of Florida, and is qualified to do business in the State of Florida, the only jurisdiction in which the nature of its business or the location of property makes such qualification necessary. Buyer has full power and authority to own and lease the Facilities and to carry on the business contemplated by this Agreement.

         7.2.2 Authority. Buyer has the complete and unrestricted limited liability company power to enter into this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by the board of directors of Buyer in accordance with its operating agreement, and no further limited liability company action by Buyer or approval of its members or of any third party, other than contemplated in this Agreement, will be required to make this Agreement valid and binding upon Buyer in accordance with its terms. When executed and delivered, this Agreement and all instruments executed and delivered pursuant hereto will constitute valid and binding obligations of Buyer, enforceable in accordance with their terms, except as limited by applicable laws relating to bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application relating to or affecting creditors' rights.

         7.2.3 Licensure and Financing

A. Buyer is aware of no existing event, matter or situation or any pending or threatened litigation or event, happening or occurrence which would prevent or materially and adversely impair Buyer's ability to obtain licensure in its name as required by applicable law for its ownership and/or operation of the Facilities. Neither Buyer nor any of its affiliates has been denied licensure of a nursing home in any state.

B. Buyer acknowledges and agrees that its ability to obtain financing for the consummation of this transaction are not conditions to Closing.

         7.2.4 Condition of the Purchased Assets. Notwithstanding that all the members of Buyer have not had the opportunity to inspect the Purchased Assets, or to conduct all of its due diligence, Buyer accepts the Purchased Assets in the condition set forth in Section 2.4 hereof. Buyer has not relied on any representations, warranties, statements, summaries or annotations by any of the Beverly Entities other than as set forth in this Agreement and in any other agreement contemplated herein.

         7.2.5 Litigation. To the actual knowledge of Buyer, there does not exist any pending or threatened litigation (including, without limitation, derivative actions), arbitration proceeding or governmental proceeding which could prevent or delay the consummation of the transactions contemplated hereby.

         7.2.6 The Beverly Entities' Representations and Warranties. Buyer has no knowledge of any breach, untruth or inaccuracy by the Beverly Entities of a representation, warranty, or covenant made by the Beverly Entities in or pursuant to this Agreement. This Section 7.2.6 shall not affect Buyer's rights with respect to any breach, untruth or inaccuracy by the Beverly Entities discovered after the Closing.

         7.2.7 Brokers, Finders. Buyer knows of no brokerage or finder's fees or commissions which will be payable in connection with the sale of the Purchased Assets hereunder other than Formation Capital, and if any such fees or commissions are claimed or payable as the result of any other party's claimed representation of Buyer, such fees and commissions shall be Buyer's sole responsibility without regard to the provisions of Section 13.3.2D.

         7.2.8 Accuracy of Representations and Warranties. Except as expressly herein otherwise provided or contemplated, the representations and warranties of Buyer set forth in this Agreement shall be true on and as of the Closing Date and as of the Effective Time as though such representations and warranties were made at such times.

         7.2.9 Solvency. Each of Buyer and its appointees permitted hereunder is solvent, has not made a general assignment for the benefit of its creditors, and has not admitted in writing its inability to pay its debts as they become due. Further, each of Buyer and its appointees permitted hereunder has not filed, nor does Buyer or its permitted appointees contemplate the filing of, any bankruptcy, reorganization, or arrangement, insolvency or liquidation proceedings, or any other proceedings for the relief of debtors in general, nor has any such proceeding been instituted by or against Buyer or its permitted appointees, nor has any such proceeding, to Buyer's and its permitted appointees actual knowledge, been threatened or contemplated.

         7.2.10 Knowledge. For the purposes of this Agreement, "knowledge," "actual knowledge" and similar standards with respect to Buyer shall mean the actual knowledge of William Smith and Joy Feldman following reasonable inquiry.

         7.2.11 Buyer's Net Worth. Immediately after the Effective Time, Buyer's net worth shall be at least Fifteen Million Dollars ($15,000,000).


                                   ARTICLE 8.
                                    Covenants

8.1 Covenants of the Beverly Entities. The Beverly Entities hereby covenant and agree as follows:

         8.1.1 Accounts Payable. The Beverly Entities shall pay all accounts payable with respect to the Facilities that relate to the period prior to the Effective Time including, without limitation, all Supplies received prior to the Effective Time and for all other goods and services delivered, rendered, or performed prior to the Effective Time.

         8.1.2 The Beverly Entities' Cost Reports. The Beverly Entities shall prepare and file with the appropriate Medicare and Medicaid agencies their final cost reports with respect to their operation of the Facilities as soon as practicable after the Effective Time and within the time required by law, and will provide Buyer copies of said reports at least five (5) business days after such filing. In the event the federal or state agencies making payments to the Beverly Entities for services performed prior to the Effective Time make any claim for reimbursement of overpayment occurring for any such period, then the Beverly Entities shall be responsible for such claims and shall notify Buyer of such claims within five (5) business days after the Beverly Entities' receipt thereof.

         8.1.3 Maintenance of Supplies, etc. Prior to Closing, the Beverly Entities agree to maintain the Supplies, foodstuffs and other consumable inventory at levels which are consistent with their operations, in the ordinary course of business, in compliance with all health care regulations, and shall not sell or remove any personal property after the date hereof except in the ordinary course of business.

         8.1.4 Maintenance of Standards. The Beverly Entities agree to continue the operations of the Facilities between the date hereof and the Effective Time in accordance with the same standards of care and diligence historically applied to the operation of the Facilities by the Beverly Entities and in material compliance with all applicable laws, rules and regulations.

         8.1.5 Access to Records, Properties and Premises. Between the date hereof and the Closing, the Beverly Entities shall cooperate with Buyer and their accountants, engineers, counsel and other representatives in obtaining reasonable access to all assets, properties, books, contracts, agreements, records, documents and other data of the Facilities in the

         Beverly Entities' possession or under its control, as Buyer or its representatives shall reasonably request.

         8.1.6 Preserve Business

A. For the period between the date of this Agreement and the Effective Time, the Beverly Entities shall use their commercially reasonable efforts to continue, carry on, maintain, protect and preserve the businesses operated by them at the Facilities, preserve their relationships with patients and residents, hospitals, suppliers, third party payors and others with which they have business relations and shall otherwise deal in the Facilities only in the ordinary course of business and in the same manner as was customary prior to the date hereof. For the period between the date of this Agreement and the Effective Time, the Beverly Entities shall keep and maintain in full force and effect the same or reasonably equivalent insurance coverage relating to the Facilities which were in effect on the date hereof. For the period between the date of this Agreement and the Effective Time, the Beverly Entities further covenant and agree that they shall promptly pay when due any and all uncontested liabilities, obligations or indebtedness relating in any manner or respect to the Facilities with respect to such time period.

B. For the period between the date of this Agreement and the Effective Time, the Beverly Entities shall maintain in full force and effect any and all licenses, authorizations, permits, permissions, approvals and provider agreements (whether obtained from local, state, federal or other governmental authorities) relating to the Facilities, and shall apply or reapply, as the case may be, for any such licenses, permits, authorizations, permissions, approvals or provider agreements now in force and necessary to the Facilities to operate as they are currently being operated and provide copies of any such applications to the Buyer within five days of submittal of said application to the appropriate government authority.

C. For the period between the date of this Agreement and the Effective Time, and with respect to the Facilities, the Beverly Entities shall not, without prior written consent of Buyer:

                           (i) enter into any contract or commitment, incur any
                  liability, absolute or contingent, or waive any right which is not in the ordinary course of business or which would materially and adversely affect the Facilities;

                           (ii) extend, renew, modify or amend any collective
                  bargaining agreement, except as required under applicable law;

                           (iii) sell, assign, mortgage, pledge, hypothecate or
                  otherwise transfer or encumber (or attempt to commit to do the same) any of the Facilities;

                           (iv) take any action which, if taken prior to the
                  date hereof, would constitute or result in a material breach of any of the representations, warranties or covenants of the Beverly Entities set forth in this Agreement;

                           (v) adjust the wages of any employee at the
                  Facilities other than in the ordinary course of business, except for "retention" or "stay-on" bonuses paid in connection with the transactions contemplated by this Agreement; or

                           (vi) lease any equipment under any lease that the
                  Beverly Entities capitalize in the ordinary course of business where the amount capitalized exceeds Five Thousand Dollars ($5,000).

D. The Beverly Entities shall advise Buyer in writing as to the particulars of any governmental investigations, inspections or proceedings, of which it has knowledge, commenced against the Beverly Entities (with respect to the Facilities) or the Facilities after the date hereof and prior to the Effective Time, to the extent such investigations, inspections or proceedings could reasonably be expected to have a material adverse effect on any Facility. The Beverly Entities shall provide such notice within ten (10) days after gaining such knowledge.

E. The Beverly Entities shall advise Buyer in writing of the particulars of any structural deficiencies (with respect to the Facilities), of which it has knowledge, cited by the Agency for Health Care Administration (the "Department") or other appropriate regulatory authorities after the date hereof and prior to the Effective Time. The Beverly Entities shall provide such notice within ten
(10) days after gaining such knowledge. The Beverly Entities shall respond to all such deficiencies in accordance with applicable law.

         8.1.7 Hart-Scott-Rodino. The Beverly Entities shall use commercially reasonable efforts to furnish, or cause to be furnished, such information, and promptly file, or cause to be filed, such documents as may be required in order for the Beverly Entities to comply with the HSR Act, and the Beverly Entities shall cooperate fully in order that all necessary filings by Buyer in connection therewith shall be completed as soon as possible after the execution and delivery of this Agreement or earlier if practicable. The Beverly Entities shall use commercially reasonable efforts to respond promptly to any request for additional information received in connection with any HSR Act filing, and the Beverly Entities shall promptly notify Buyer of any such request for additional information.

         8.1.8 Landlord Documents

A. Subject to Section 9.1E hereof, the Beverly Entities shall use commercially reasonable efforts to obtain (i) from the Lessors, if required under the Leases, written consent to the Subleases or Lease Assignments and reasonably acceptable to Buyer and the Beverly Entities, including without limitation, the applicable Lessor's written agreement, if necessary, that the applicable Lease and Sublease will not be adversely impacted by any other agreement of the Beverly Entities with Lessor and any renewal options will not require the renewal of leases relating to other Facilities (the "Lessor Consent and Estoppel"), and (ii) from the owner of the Managed Facility, if required under the Management Agreement, written consent to the assignment of the Management Agreement and any rights held by the Beverly Entities with respect to the Managed Facility (the "Managed Facility Consent"). The Beverly Entities shall also use commercially reasonable efforts to obtain from the Lessors and lessee of the Managed Facility a release of the Beverly Entities from all liability under such Leases and Management Agreements, in which event such Leases and Management Agreement will be assigned to Buyer as provided in Section 4.1(b) hereof.

B. The Beverly Entities' agreement to use commercially reasonable efforts pursuant to this Section 8.1.8 shall not be deemed to require the Beverly Entities to incur any out-of-pocket expense or obligation in connection with such efforts in excess of Ten Thousand Dollars ($10,000) per Leased or Managed Facility.

         8.1.9 Payroll. The Beverly Entities shall, except as otherwise agreed herein, be responsible for and shall pay any and all obligations for wages, salaries, earned and unused vacation benefits, health and welfare benefits (including, but not limited to, health, dental, disability, life and severance pay, if any), deferred or incentive compensation including but not limited to bonus payments (and including, without limitation "retention" and "stay-on" bonuses) and commissions, any other benefits payable to employees upon their termination in accordance with the applicable Beverly Entity's policies at each Facility (collectively, "PTO") and all other payroll expenses and taxes for its employees, in each case, owed as of the Effective Time. The Beverly Entities shall be responsible for all claims and obligations under insurance policies and similar coverage arising out of events occurring prior to the Effective Time.

         8.1.10 List of Employees. Within thirty (30) days after the execution of this Agreement, the Beverly Entities shall provide a list of all employees of the Beverly Entities at the Facilities and a schedule of their rates of pay, length of employment, current benefits, including overtime, vacation, sick and holiday pay and flex benefits, and deferred or incentive compensation, including any bonus plans (other than "retention" or "stay-on" bonuses in connection with the transactions contemplated by this Agreement) as of the Effective Time (the "PTO Schedule"). Approximately five (5) days prior to the Closing Date, the Beverly Entities shall provide an updated PTO Schedule.

         8.1.11 Trust Accounts for Patients and Residents. Within thirty (30) days following the Effective Time, the Beverly Entities shall deliver to Buyer an accounting, properly reconciled as of the Effective Time, of all patient and resident trust funds that the Beverly Entities held with respect to the Facilities at the Effective Time.

         8.1.12 Licensure Notices. As soon as reasonably practicable but in no event later than ten days after the date of this Agreement, the Beverly Entities shall provide notice of the transactions contemplated hereby to the Department. The Beverly Entities shall cooperate with Buyer and take reasonable measures to shorten the periods required under applicable law for notice, licensure approval and other similar processes in connection with Buyer's receipt of licensure as described in Section 8.2.1 hereof. If the Beverly Entities and Buyer mutually agree to pay fees to the Department to shorten such periods, the Beverly Entities shall pay fifty percent (50%) of all such fees.

         8.1.13 Final Cost Report. The Beverly Entities shall prepare a final cost report for both Medicare and Medicaid for each Facility within the time frame required by law.

         8.1.14 Unions. The Beverly Entities shall use commercially reasonable efforts to assist Buyer in scheduling meetings, within thirty (30) days after the execution of this Agreement, between Buyer or Buyer's representative and representatives from the unions that have members that are employees of the Beverly Entities at the Facilities ("Union Meetings").

         8.1.15 Patient Census Information and Financial Information. The Beverly Entities shall deliver to Buyer monthly, commencing upon the execution of this Agreement, census information on the number of licensed beds occupied by bona fide residents pursuant to Patient Admissions Contracts at normal and customary rates then in effect for the Beverly Entities, monthly financial statements for each Facility and any other financial report generated by the Beverly Entities in the ordinary course of business for any of the Facilities and requested by Buyer.

         8.1.16 Construction. In the event the construction at Facilities ## 789, 793 and 2168 set forth in Section 7.1.21 hereof is not expected to be completed on or before the Closing Date, Buyer and the Beverly Entities agree to enter into a construction management agreement on or prior to the Closing Date on commercially reasonable and customary terms and conditions pursuant to which the Beverly Entities will manage the completion of such construction (the "Construction Management Agreement"). During the management of such construction, the Beverly Entities shall cooperate with Buyer in all reasonable respects to allow Buyer to monitor the completion of such construction. On or before the Closing Date, the Beverly Entities shall cause the general contractor responsible for performing such construction to name Buyer as an additional obligee on the performance bond it has provided the Beverly Entities or the applicable Beverly Entity and Buyer shall enter into a mutually acceptable agreement to provide for the allocation of any proceeds of such bond. The Beverly Entities shall pay all costs and expenses related to the construction described in this paragraph.

         8.1.17 No Solicitation. Until the No Solicitation End Date (as defined below), so long as Buyer is in material compliance with all of its obligations hereunder, the Beverly Entities agree they shall not directly or indirectly, through any officer, director, employee, agent or otherwise, enter into or conduct substantive discussions or negotiations, solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition of any or all of the Facilities, or furnish to any other person any information with respect to, negotiate, discuss or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Upon and after the No Solicitation End Date, the Beverly Entities shall not engage in any of the activities described in this section until the fifth (5th) day after the later of the No Solicitation End Date and the date it has provided notice to Buyer of its intent to do so. During such five (5) day period, the Beverly Entities shall provide Buyer with a reasonable opportunity to consult with the Beverly Entities about the reasons for their decision to engage in such activities. After such five (5) day period, the Beverly Entities may in their sole discretion proceed to engage in such activities. Notwithstanding the foregoing, the Beverly Entities may not enter into a definitive purchase and sale agreement with respect to any or all of the Facilities prior to the expiration or valid termination of this Agreement. The "No Solicitation End Date" shall be the thirtieth (30th) or forty-fifth (45th) day, as applicable, after the execution and delivery hereof by all parties hereto if, but only if, Buyer has not made the deliveries required by such dates pursuant to Section 8.2.12 hereof.


         8.1.18 Regulatory Inspections. The Beverly Entities shall be responsible for, and shall bear all costs and expenses incurred in connection with any regulatory inspection or survey conducted prior to the Effective Time; provided, however, that with respect to matters relating to the life safety code and physical plant of the Facilities that are revealed in any such inspection or survey occurring after the date hereof, Buyer shall not be required to pay any amount in excess of One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate for all Facilities.

         8.1.19 Lifecare Contracts. The Beverly Entities shall reimburse Buyer for the "Contract Cost" (as defined below) for any resident in any Facility who is a resident pursuant to a multi-year admissions agreement that provides for a payment by such resident of a fixed amount that is below market rates by more than ten percent (10%). For any such resident, the "Contract Cost" shall be calculated as the net present value (using a discount rate of 9% per annum) of the applicable Facility's average cost of care minus the amount actually required to be paid by such resident under his/her admissions agreement, calculated over the shorter of (i) the remaining term of such admissions agreement and (ii) the remaining life of such resident as determined by applicable actuarial tables.

         8.1.20 Cooperation. From the date hereof and until the Closing Date, the Beverly Entities shall cooperate in all commercially reasonable respects if requested by Buyer to assist in the transition of the operations of the Facilities from the Beverly Entities to Buyer, including but not limited to, after Buyer has filed its applications for operating licenses with the Department, providing the Buyer access to all the Facilities and employees of the Facility and provide insurance cost runs and claims history for general liability, professional liability, property and workers' compensation insurance for the previous three (3) years, provided that the Beverly Entities shall not be required to incur any material out-of-pocket costs or expenses in connection with such cooperation.

         8.1.21 Depreciation Recapture. The Beverly Entities shall pay any amounts due arising from the recapture of depreciation or recapture of fair rental value index to the extent owed under Florida law.

         8.1.22 Notification. From the date hereof through the Closing Date, the Beverly Entities shall promptly notify the Buyer in writing of any discovery on their part of any event, fact or circumstance that would constitute a breach if the representations or warranties were made as of the date of discovery; provided, however, that nothing herein shall relieve Buyer of its obligations to close the transaction contemplated hereby in the event that the Beverly Entities correct such event, fact or circumstance such that the representations are true as of Closing. No such notification shall be deemed to relieve the Beverly Entities of its obligations hereunder.

                  8.1.24 OIG Confirmation. The Beverly Entities shall use their commercially reasonable efforts to secure the letter or evidence from OIG contained in Section 10.1.10.

8.2 Covenants of Buyer. Buyer hereby covenants and agrees as follows:

         8.2.1 Licensure. Prior to the Closing, Buyer shall use commercially reasonable efforts and due diligence to obtain a license from the Department, or commitment that such license will be issued as of the Effective Time, and such other licenses and permits as may be required, to authorize Buyer or its appointees to operate the Facilities as they are currently operated and to obtain Medicare and Medicaid certification and provider agreements thereunder. As soon as reasonably practicable after the Beverly Entities provide the notices described in
         Section 8.1.12 hereof, Buyer shall cause all applications for such licenses and permits to be submitted, properly completed, to the Department and other appropriate regulatory authorities. Buyer shall cooperate with the Beverly Entities and take reasonable measures to shorten the periods required under applicable law for notice, licensure approval and other similar processes in connection with the receipt of licensure as described in this Section. If the Beverly Entities and Buyer mutually agree to pay fees to the Department to shorten such periods, Buyer shall pay fifty percent (50%) of all such fees. In the event for any reason Buyer shall be unable to obtain necessary licenses for any of the Facilities prior to the Closing Date, then each such Facility shall be deemed an Escrow Facility.

         8.2.2 Assumption of Contracts. Buyer covenants and agrees to assume, or to cause its appointees to assume all the terms and provisions of the Leases, the Management Agreement and Assigned Contracts and to perform all obligations accruing pursuant to any of the Leases, the Management Agreement and Assigned Contracts subsequent to the Effective Time. Notwithstanding the foregoing or any other provision of this Agreement, Buyer shall not assume, and the Beverly Entities shall be responsible for any Non-Assumed Liability. For the purposes of this Agreement, "Non-Assumed Liability" means any liability, obligation or commitment or obligation arising under the Leases, Management Agreement or Assigned Contract that (a) arises on or prior to the Effective Time,
         (b) are attributable to any breach of such Management Agreement or Assigned Contract by one or more of the Beverly Entities, or (c) arise from any event, circumstance or condition occurring or existing on or prior to Effective Time that but for notice or lapse of time would constitute a breach of such Management Agreement or Assigned Contract prior to the Effective Time, except to the extent Buyer has exacerbated such event, circumstance or condition.

         8.2.3 Accounts Payable. Buyer agrees to assume, or to cause its appointees to assume, all accounts payable for Supplies and other goods or equipment received at the Facilities on and subsequent to the Effective Time, and for services rendered and performed on and subsequent to the Effective Time.

         8.2.4 Trust Accounts for Patients and Residents. Buyer recognizes the Beverly Entities will, at the Closing, transfer to Buyer or its appointees all trust accounts for patients and residents currently held by the Beverly Entities. With respect to such trust accounts for patients and residents, Buyer agrees to assume, or to cause its appointees to assume, custody of such accounts and treat such accounts in the fiduciary capacity required by law.

         8.2.5 Maintenance of Patient and Resident Records. Buyer understands that all Beverly Entities' patient and resident records are being transferred hereunder to Buyer, and, with respect to all patient and resident records, Buyer agrees to, and to the extent doing so is within Buyer's control, to cause any future owner, operator, lessee and manager to, maintain such records as prescribed by law and in accordance with the CIA (as more fully set forth in Section 8.2.6 hereof), to allow the Beverly Entities, or their agents or representatives, to examine from time to time such records relating to the period of the Beverly Entities' operation of the Facilities, to promptly cooperate with the Beverly Entities, their agents or representatives in their examination or review of such records and to promptly provide the Beverly Entities with copies thereof at the Beverly Entities' expense. Without limiting the generality of the foregoing sentence, Buyer shall obtain from any purchaser of any Facility a contractual obligation to comply with the obligations set forth in this Section 8.2.5, which contract shall name the Beverly Entities as third party beneficiaries.

         8.2.6 Cooperation. Buyer and its employees, officers, directors, partners, agents and consultants shall, and shall cause the operator of each Facility to, cooperate in all reasonable respects with the Beverly Entities and their attorneys and agents in the investigation, trial and defense of any claim, lawsuit or action, and any appeal therefrom, relating to the Beverly Entities' ownership of the Facilities. Buyer shall promptly cooperate in all reasonable respects and promptly comply with the Beverly Entities' reasonable requests in connection with obtaining Lessor Consent and Estoppels for any of the Leased Facilities and consent to the assignment of the Management Agreement. Subsequent to the Effective Time, upon reasonable notice, Buyer shall allow, and shall cause any future owner, lessee, manager and operator of the Facilities to allow the Beverly Entities and their agents and representatives to have reasonable access to, and to make copies of, the books, records and supporting material of the Facilities relating to the period prior to the Effective Time to the extent reasonably necessary to enable the Beverly Entities to investigate and defend malpractice or employee claims, to file or defend cost reports and tax returns and to perform similar matters. Without limiting the generality of the foregoing, in connection with any Medicare audit relating to periods prior to the Effective Time, Buyer shall allow, or shall cause any future owner, lessee, manager and operator to allow, the Beverly Entities, their agents and representatives and any auditors and their agents and representatives to have access to (i) the Facilities, (ii) any and all staff involved with payroll and timekeeping functions at any of the Facilities and (iii) the materials listed on Exhibit M hereto. In addition, the Beverly Entities shall be entitled to remove any such records for purposes of litigation involving a patient or employee to whom such record refers; provided, however, prior to removing any original records, the Beverly Entities will, at their sole cost and expense, provide Buyer with complete copies of such removed records. Any records so removed shall be returned promptly following its use. Buyer agrees to, and agrees to require any future lessee to, maintain such books, records and other material relating to the Facilities' operations prior to the Effective Time, including, but not limited to, patient records and records of patient funds, in the manner required by law and as required by that certain Corporate Integrity Agreement effective February 3, 2000, ("CIA") between Beverly Enterprises, Inc., a Delaware corporation, and the Office of Inspector General of the Department of Health and Human Services, said time period being seven (7) years from filing of reimbursement claim, or as required by law, whichever time period is longer. To the extent doing so is within Buyer's control, Buyer shall cause any future owner, lessee, manager and operator of any Facility to comply with the obligations of Buyer set forth in this Section 8.2.6. Without limiting the generality of the foregoing sentence, Buyer shall obtain from any purchaser of any Facility a contractual obligation to comply with the obligations set forth in this Section 8.2.6, which contract shall name the Beverly Entities as third party beneficiaries.

         8.2.7 Regulatory Inspections; Surveys. Buyer shall be responsible for and shall bear all costs and expense incurred in connection with any requirements of regulatory inspections or surveys conducted after the Effective Time and implementing any plans of correction relating to such surveys or inspections. Subject to the requirements of applicable law, Buyer agrees that it shall not request any regulatory inspection or survey of any Facility by any regulatory authority until after the Effective Time.

         8.2.8 Reimbursement. If Buyer receives from any federal or state agency payment which represents reimbursement in respect to underpayments made to the Beverly Entities for services rendered prior to the Effective Time, then it shall be deemed to be holder of such in trust for the Beverly Entities' benefit and it shall promptly remit such payments to the Beverly Entities. If Buyer receives from any federal or state agency any claim for reimbursement of overpayments made to the Beverly Entities for services rendered prior to the Effective Time, then Buyer shall notify the Beverly Entities of any such notices within ten (10) business days after Buyer's receipt thereof; provided that failure to provide such notice shall not limit or diminish the Beverly Entities' indemnification obligations under Section 13.2 hereof, except to the extent such failure to provide any Medicaid notice causes actual loss to the Beverly Entities and then only to the extent of such actual loss.

         8.2.9 Employees; WARN Act Compliance. The employment of all employees of the Beverly Entities at the Facilities shall terminate effective at the Effective Time. Buyer has complied in all material respects with and hereby agrees to comply in all material respects with the Worker Adjustment and Retaining Notification Act ("WARN Act") and all Department of Labor ("DOL") regulations related thereto to the extent that the WARN Act and the DOL regulations pertain to Buyer with respect to the transfer of the Facilities. Buyer covenants that Buyer will, upon Closing of the transactions contemplated hereby, offer employment to substantially all employees of the Beverly Entities at the Facilities as employees at will. Buyer shall offer each such individual employment at substantially the same compensation, same seniority, and substantially comparable benefits as offered by the Beverly Entities immediately prior to the Effective Time or as required by any collective bargaining agreement. Except as required by any collective bargaining agreement, it is agreed that the Plans are not being continued or assumed by Buyer and, under no circumstances, shall Buyer have any liability or obligation with respect to the Plans. Buyer agrees to provide all such employees with benefits as required by and in accordance with all applicable federal and state laws.

         8.2.10 Hart-Scott-Rodino. Buyer shall use commercially reasonable efforts to furnish, or cause to be furnished, such information, and promptly file, or cause to be filed, such documents as may be required in order for Buyer to comply with the HSR Act, and Buyer shall cooperate fully in order that all necessary filings by the Beverly Entities in connection therewith may be completed as soon as possible after the execution and delivery of this Agreement, or earlier if practicable. Buyer shall use commercially reasonable efforts to respond promptly to any requests for additional information received in connection with any HSR Act filing, and Buyer shall promptly notify the Beverly Entities of any such request for additional information.

         8.2.11 Accounts Receivable. Buyer agrees to fully cooperate with and assist the Beverly Entities in their collection of the private pay and private portion of Medicaid receivables, which such portion of the receivables shall be processed, to the extent permitted by applicable law, first-in-first-out ("FIFO") for thirty (30) days following the Closing, and thereafter last-in-first-out ("LIFO"). It is further agreed that, in connection with the non-private pay portion of Medicare and Medicaid receivables, collections relating to patients and residents who continue to reside at the Facilities after the Effective Time shall be applied to the account and period specified by the paying agency until the account is liquidated. Buyer further agrees to make available to the Beverly Entities reasonably adequate space, equipment, and facilities at the Facilities to permit an employee of the Beverly Entities to review and process the accounts receivable after the Effective Time, and to provide such employee with full access to the collection records with respect to the patients and residents owing such accounts receivable. Any funds received by Buyer which are due and payable to the Beverly Entities under this Section 8.2.11 shall be deemed to be held in trust by Buyer for the Beverly Entities' benefit and shall be remitted to the Beverly Entities no less frequently than once a month beginning fifteen (15) days after the Closing.

                  Buyer shall assume responsibility for the billing for and collection of payments on account of services rendered by it at the Facilities on and after the Effective Time. The Beverly Entities shall retain all rights in and title to the Accounts Receivable prior to the Effective Date and shall retain full responsibility for the collection thereof. The Beverly Entities agree that they may not institute legal action against any current resident at one of the Facilities in order to collect the Accounts Receivable without Buyer's prior written consent, which shall not be unreasonably withheld; provided, however, that with respect to any current resident for which consent is reasonably withheld, all payments received on behalf of such resident shall thereafter be processed, to the extent permitted by applicable law, on a FIFO basis until the Beverly Entities are paid in full.

                  All third party payor payments (Medicare, Medicaid, etc.) received by Buyer from and after the Effective Time shall relate to the pre-Effective Time or post-Effective Time account of the resident for whom the payment is made in accordance with the dates of service indicated on the remittance, and Buyer shall remit to the applicable Beverly Entities within fifteen (15) business days of its receipt thereof any payment received by Buyer that applies to a pre-Effective Time account, together with a copy of the remittance advice.

                  In addition, Buyer shall remit to the Beverly Entities within fifteen (15) business days of its receipt thereof any repayment or reimbursement received by Buyer arising out of cost reports filed for the cost reporting period ending prior to the Effective Time.

                  The Beverly Entities agree that any payment, whether received by the Beverly Entities from private pay patients or as repayment or reimbursement arising out of cost reports, that pertain to the period from and after the Effective Time shall be remitted by the Beverly Entities to Buyer within fifteen (15) business days of the Beverly Entities' receipt thereof to be applied and/or disbursed by Buyer in accordance with the terms of this Section.

         8.2.12 Financing Commitments. On or before the fifth (5th) day after the execution and delivery of this Agreement by all parties hereto, Buyer shall deliver to the Beverly Entities a true, correct and complete copy of its fully executed loan application (which shall contain, among other things, all conditions precedent to the funding of such loans) for senior and junior debt to finance the Purchase Price, subject to the last sentence of this paragraph. On or before the thirtieth (30th) day after the execution and delivery of this Agreement by all parties hereto, Buyer shall deliver to the Beverly Entities a written, signed acknowledgement, in form and substance reasonably acceptable to the Beverly Entities, by each of its senior and junior lenders (subject to the last sentence of this paragraph) financing the Purchase Price, describing the status of such lender's diligence process and stating that based on the diligence it has performed to such date, such lender knows of no state of facts that could reasonably be expected to prevent it from funding the senior and junior loans, as applicable (each, a "Comfort Letter"). In the event the Comfort Letters are not delivered on or before such thirtieth (30th) day, or if the Comfort Letters are not reasonably acceptable to the Beverly Entities, then the Beverly Entities shall so notify Buyer. Buyer shall have five
         (5) business days after such notice to deliver a revised or replacement Comfort Letter from a lending institution, reasonably acceptable to the Beverly Entities, if applicable, from which the senior and if applicable junior loans will be available. On or before the forty-fifth
         (45th) day after the execution and delivery of this Agreement by all parties hereto, Buyer shall deliver to the Beverly Entities a written, signed acknowledgement from each of its senior and junior lender(s) financing the Purchase Price that such lender(s) have completed all diligence and received all approvals required for the funding of such loans provided that failure to deliver the Financing Commitments required hereunder shall not be deemed a breach of this Agreement. Buyer's failure to timely comply with the provisions of this Section
         8.2.12 shall permit the Beverly Entities, at their option, by written notice to Buyer delivered to Buyer not later than the fifth (5th) business day after the required date for such delivery, to terminate this Agreement, provided that the Beverly Entities are not then in material breach of this Agreement. If the Beverly Entities have not timely terminated this Agreement pursuant to the immediately preceding sentence, such termination right shall be waived. In the event of said termination, the Escrow Agent shall pay the Deposit to

         Buyer. Notwithstanding anything to the contrary contained herein, in the event that Buyer does not obtain or elects not to pursue junior or mezzanine financing, then on such thirtieth (30th) day and forty-fifth
         (45th) day, Buyer shall provide the Beverly Entities with evidence reasonably satisfactory to the Beverly Entities that equity contributions will be available in an amount sufficient, when aggregated with senior financing, to pay the Purchase Price.

         8.2.13 Material Contracts. On or before the forty-fifth (45th) day after the date hereof, Buyer shall notify the Beverly Entities of those Material Contracts that it refuses to assume and the terms "Operating Contracts" or "Equipment Leases", as applicable, shall thereafter not include such contracts.

         8.2.14 OIG Confirmation. Buyer shall use commercially reasonable efforts to assist the Beverly Entities in securing the letter or evidence from OIG contained in Section 10.1.10.



                                   ARTICLE 9.
                              Additional Provisions

9.1 Title

A. Buyer has been provided the real property surveys covering each of the Facilities provided by the Beverly Entities (the "Surveys").

B. Buyer has been provided title insurance commitments for an owner's policy of title insurance for each of the Facilities other than the Managed Facility (the "Title Commitments"), which commitments have been issued by Fidelity. The aggregate amount of insurance for the Facilities shall not exceed the Purchase Price.

C. Intentionally deleted.

D. For the purposes of this Agreement, the term "Permitted Encumbrances" shall mean (i) rights or claims of possession of patients and residents in the Facilities as residents or patients only, with no option to purchase or acquire an interest in the Facilities; (ii) the specific (not generally part of the promulgated title commitment form) exceptions set forth on the Title Commitments, other than those set forth on Schedule 9.1D hereof (as such schedule is modified according to Section 9.1G hereof); and (iii) items revealed on the Surveys, other than those set forth on Schedule 9.1D hereof (as such schedule is modified according to Section 9.1G hereof).

E. Notwithstanding any provision hereof to the contrary, the parties acknowledge that the Beverly Entities might be unable to effect (i) valid Subleases or Lease Assignments without first obtaining a Lessor Consent and Estoppel from each of the Lessors and their lenders, if required or (ii) a valid assignment of the Management Agreement without first obtaining the Managed Facility Consent. In the event for any reason the Beverly Entities shall be unable to obtain a necessary Lessor Consent and Estoppel for any of the Leased Facilities or the Managed Facility

Consent for the Managed Facility by the Closing Date, then such Leased Facility or Managed Facility, as applicable, shall be deemed an Escrow Facility.

F. Notwithstanding any provision hereof to the contrary, the parties acknowledge that the Beverly Entities might be unable to remove or insure over title exceptions on certain Title Commitments relating to liens arising out of bond financings placed on a specific Facility by the Closing Date. In such event, the affected Facility shall be deemed an Escrow Facility.

G. Within thirty (30) days of the date hereof, Buyer shall review the Title Commitments and the Surveys and provide the Beverly Entities with a list of additional title and survey clearance items to include on Schedule 9.1D attached hereto; provided, however, that Buyer may not include any additional title and/or survey clearance items on Schedule 9.1D attached hereto unless such item would (i) have a material adverse effect on the use of the affected Facility as a nursing home or as an assisted living facility consistent with the Beverly Entities' past operations thereof or (ii) have a material adverse effect on the marketability of title to the affected Facility. Any objections to the Title Commitments or Surveys that are not provided to the Beverly Entities within thirty (30) days of the date hereof shall be deemed waived, except that if after such date and before the Closing Date, any other matters of record, additional liens or encumbrances to the title to the Facilities are created or discovered, then Buyer may add any such encumbrances to Schedule 9.1D if such other matters of record, additional liens or encumbrances satisfy the condition contained in the proviso of the immediately preceding sentence.

9.2 Risk of Loss or Condemnation

                  (a) The Beverly Entities agree to give Buyer prompt written notice of any fire or other casualty affecting any Facility or of any actual or threatened (to the extent that the Beverly Entities have current actual knowledge thereof) taking or condemnation of all or any portion of any Facility.

                  (b) If prior to the Closing there shall occur:

                           (i) damage to any Facility caused by fire or other casualty which would (A) cost an amount greater than, or equal to, FIVE HUNDRED THOUSAND DOLLARS ($500,000), in the aggregate, to repair, and (B) materially interfere with the use of such Facility as currently operated; or

                           (ii) the taking or condemnation of all or any portion of any Facility which would materially interfere with the use of such Facility as currently operated;

then, in such event, such Facility shall be deemed an Escrow Facility upon Buyer's providing written notice thereof delivered to the Beverly Entities within ten (10) days after Buyer receives written notice from the Beverly Entities. If Buyer does not so timely elect to treat the Facility as an Escrow Facility, then the Closing shall take place as provided herein and Buyer shall receive a credit at Closing in the amount of applicable insurance deductibles and shall be assigned at the Closing all interest of the Beverly Entities in and to any insurance proceeds (including, but not limited to, any proceeds of business interruption insurance for the period after the Effective

Time) or condemnation awards payable to the Beverly Entities on account of that event, less sums which the Beverly Entities incurs before the Closing for the direct cost of the repair of any of the damage or in pursuing the collection of any such insurance proceeds or participating in any condemnation proceeding.

                  (c) If before the Closing there occurs:

                           (i) damage to any Facility caused by fire or other casualty which would (A) cost an amount less than FIVE HUNDRED THOUSAND DOLLARS ($500,000), in the aggregate, to repair, or (B) not materially interfere with the use of such Facility as currently operated; or

                           (ii) the taking or condemnation of all or any portion of any Facility which would not materially interfere with the use of such Facility as currently operated;

then, in such event, the Facility shall not be deemed an Escrow Facility and Buyer shall receive a credit at Closing in the amount of applicable insurance deductibles and shall be assigned at the Closing all interest of the Beverly Entities in and to any insurance proceeds (including, but not limited to, any proceeds of business interruption insurance for the period after the Effective
Time) or condemnation awards payable to the Beverly Entities on account of that event, less sums which the Beverly Entities incurs before the Closing for the direct cost of the repair of any of the damage or in pursuing the collection of any such insurance proceeds or participating in any condemnation proceeding.

9.3 Termination of a Condemned Facility. Upon any Facility being deemed an Escrow Facility hereunder as a result of a condemnation or taking as set forth in Section 9.2, this Agreement shall terminate as to such Facility and Buyer and the Beverly Entities shall be released from all further obligations hereunder with respect to such Facility, and the Purchase Price shall be reduced by the amount allocated to such Facility on Exhibit C hereto.

9.4 The Beverly Entities' Obligation to Pay Break-Up Fee Under Certain Circumstances.

                  (a) The Beverly Entities shall pay (by wire transfer of immediately available funds) to Buyer a break-up fee ("Break-Up Fee") of (i) Ten Million Dollars ($10,000,000) in the event the Beverly Entities transfer, sell, lease or enter into a management agreement for the Facilities to a third-party unrelated to Buyer within two (2) years after the termination of this Agreement other than as a result of (w) a material breach of this Agreement by Buyer, (x) the conditions to closing in Article 10 hereof not being satisfied, (y) termination under Sections 8.2.12, 9.3 or 14.16 hereof or (z) termination of this Agreement as a result of a material breach by the Beverly Entities that is not reasonably within their control or (ii) Six Million Dollars ($6,000,000) in the event the Beverly Entities elect not to sell the Facilities to Buyer and do not sell the Facilities to a third-party unrelated to Buyer within two (2) years after the termination of this Agreement other than as a result of (w) a material breach of this Agreement by Buyer, (x) the conditions to closing in
                  Article 10 hereof not being satisfied, (y) termination under Sections 8.2.12, 9.3 or 14.16 hereof or (z) termination of this Agreement as a result of a material breach by the Beverly Entities that is not reasonably within their control. Notwithstanding the foregoing, if either of such events described in the immediately preceding sentence occur with respect to less than all of the Facilities, the Break-Up Fee shall be limited to an amount equal to two (2) times the Purchase Price allocated to such Facilities, not to exceed the Break-Up Fee that would otherwise be payable hereunder. The Beverly Entities shall receive a credit in the amount of any amounts payable under
                  Section 2.3.3 hereof against any amounts payable to Buyer under this Section 9.4(a).

                  (b) The parties hereto acknowledge that the actual damages sustained by the Buyer resulting from the events set forth in subsection (a)(i) or (a)(ii) above are difficult to ascertain, and the parties hereby further agree that the liquidated damages amounts set forth in this Section 9.4 are a reasonable estimate of the amount of damages, including consequential damages, which the Buyer would suffer by reason of such event by the Beverly Entities, gauged by the circumstances existing at the time this Agreement is executed. The payment of such amount by the Beverly Entities is intended not as a penalty, but as full liquidated damages. Receipt of such payment as full liquidated damages is the Buyer's sole and exclusive remedy, and the Buyer hereby waives and releases any right to (and hereby covenants that it shall not) sue the Beverly Entities (a) for specific performance of this Agreement or (b) to recover actual damages in excess of such amount if Buyer receives such amount. Notwithstanding anything to the contrary contained herein, after the initial Closing Date (as described in the first sentence of Section 3.1 hereof has occurred), the Beverly Entities shall be obligated to pay only a pro rata portion of the Break-Up Fee (based on the allocated amount as set forth in Exhibit C hereto) for the reasons described in this Section 9.4 with respect to the occurrence of either event set forth in subsections (a)(i) or (a)(ii) above with respect to any Escrow Facility. Notwithstanding anything herein to the contrary, at any time, the Beverly Entities may pay Buyer the Break-Up Fee (which Break-Up Fee shall constitute full liquidated damages and is Buyer's sole and exclusive remedy), and Buyer shall thereafter be prohibited from commencing an action for specific performance or other remedies and shall promptly terminate all such actions already commenced.

9.5 Equipment Leases; Computer Hardware/Software; Manuals; Intellectual Property Rights

                  (a) During the sixty (60) day period immediately following the Closing, the Beverly Entities shall permit Buyer to use the leased computer equipment (hardware only) located in the Facilities and excluding any VSAT equipment, to the extent permitted under the applicable leases and in consideration thereof, (a) Buyer shall be responsible for any payments under the applicable leases which relate to post-Effective Time periods, and (b) Buyer shall indemnify, defend and hold harmless the Beverly Entities for any and all claims, liabilities, losses, damages, costs and expenses incurred by the Beverly Entities arising out of Buyer's use of such equipment during the post-Effective Time period. Buyer shall notify the Beverly Entities at least thirty (30) days prior to the Closing Date if it desires to use such equipment.

                  (b) Buyer acknowledges that the Beverly Entities have advised Buyer that the Beverly Entities intend to remove from the Facilities all of the computer hardware and software which is connected to the Beverly Entities' corporate accounting and medical records network and any and all other computer systems which are subject to master leases or master financing arrangements. In order to assist Buyer to ensure the continued operation of the Facilities after the Closing Date in compliance with applicable law and in a manner which does not jeopardize the health and welfare of the residents and patients of the Facilities, the Beverly Entities shall, at their option, within ten (10) business days before the Closing Date, either (i) print out the medical treatment records and physician orders for each resident and patient and deliver such records and orders to Buyer or (ii) electronically transfer such information to Buyer's information management systems to provide Buyer with complete records for each resident and patient.

9.6 [Intentionally Omitted.].



                                   ARTICLE 10.
                              Conditions To Closing

10.1 Conditions Precedent to Buyer's Performance. The obligations of Buyer under this Agreement are subject to the satisfaction, at or before the Closing, of the conditions set forth in this Section 10.1. Buyer may waive any or all of these conditions in whole or in part without prior notice and the closing of the transactions contemplated hereby shall mean that such conditions are deemed satisfied or waived.

         10.1.1 Accuracy of Representations and Warranties. All representations and warranties of the Beverly Entities in this Agreement (other than those contained in Section 7.1.10 hereof) shall be true and correct in all material respects at Closing as though made at that time, except as otherwise expressly provided in this Agreement; provided, that if any representations or warranties are untrue in any material respect with respect to one or more individual Facilities (other than representations or warranties made with respect to the Facilities taken as a whole), such Facilities shall be deemed Escrow Facilities and the condition shall be deemed to have been met with respect to all other Facilities.

         10.1.2 The Beverly Entities' Performance. The Beverly Entities shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Beverly Entities prior to Closing, including, without limitation, the delivery of all items set forth in Section 5.1 hereof.

         10.1.3 Actions, Suits, Proceedings. No action, suit or proceeding pertaining to the transactions contemplated by this Agreement, shall have been instituted on or before the

         Effective Time that enjoins or restrains the Beverly Entities or the Buyer in connection with the Closing or that could reasonably be expected to subject Buyer to material liability as a result of closing the transactions contemplated hereby or that could reasonably be expected to materially interfere with Buyer's ability to operate the Facilities following the Closing.

         10.1.4 Licenses, Permits. Buyer or its appointee shall have received a permanent license from the Department to operate the Facilities as they are currently operated; provided that in the event for any reason Buyer or its appointee shall be unable to obtain necessary licenses for any of the Facilities by the Closing Date, then each such Facility shall be deemed an Escrow Facility and the condition shall be deemed to have been met with respect to all other Facilities.

         10.1.5 Consents. All necessary governmental and third party consents, approvals and filings, including without limitation filings and approvals pursuant to the HSR Act, approval by state and federal government agencies of Medicare and Medicaid provider agreements with Buyer for the Facilities and as otherwise required to consummate the transactions contemplated herein have been obtained.

         10.1.6 Hart-Scott-Rodino. Any person required in connection with the transactions contemplated hereby to file a notification and report form in compliance with the HSR Act shall have filed such form, and the applicable waiting period with respect to each such form (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

         10.1.7 Lessors' Consents. With respect to the Leased Facilities and the Managed Facility, the Beverly Entities shall have obtained the Lessor Consent and Estoppels and Managed Facility Consent and Estoppel required to be obtained from the Lessors or owner, as applicable, in order to sublease or assign the Management Agreement or the leasehold interest in the Leased Facilities to Buyer pursuant to the assignment of Management Agreement, Subleases and Lease Assignments, as applicable, provided, that, if the Beverly Entities fail to obtain the Lessor Consent and Estoppels or Managed Facility Consent required to be obtained for any Leased Facilities or Managed Facility, as applicable, such Leased Facilities or Managed Facility, as applicable, shall be deemed Escrow Facilities and the condition shall be deemed to have been met with respect to all other Leased Facilities and the Managed Facility, as applicable.

         10.1.8 Bond Financings. The Beverly Entities shall cause the Title Company to remove or insure over any liens (in a manner reasonably satisfactory to Buyer and Buyer's lender) arising out of the bond financings placed on the applicable Facilities, provided, that if such title insurance coverage is not obtained with respect to any such Facilities, such Facilities shall be deemed Escrow Facilities and the condition shall be deemed to have been met with respect to all other Facilities.

         10.1.9 [Intentionally Omitted.]

         10.1.10 CIA Confirmation. The Office of Inspector General of the Department of Health and Human Services ("OIG") shall have provided a letter or other evidence reasonably acceptable to Buyer stating that, with respect to the Facilities, Buyer will not be subject to the terms of the CIA.

         10.1.11 No Material Adverse Change. Since May 31, 2001, there has not been any material adverse change in the financial condition, assets, liabilities or prospects of the Facilities taken as a whole, except as may have been caused by Buyer's acts or omissions.

         10.1.12 Medicaid Reimbursement. Provided that Buyer has properly filed its applications for licensing with the Department on or prior to August 30, 2001, and timely responded to requests from the Department, Buyer shall receive a Medicaid reimbursement rate increase as provided by applicable Florida change of ownership law.

10.2 Conditions Precedent to the Beverly Entities' Performance. The obligations of the Beverly Entities under this Agreement are subject to the satisfaction, at or before the Closing, of the conditions set forth in this Section 10.2. The Beverly Entities may waive any or all of these conditions in whole or in part without prior notice and the closing of the transactions contemplated hereby shall mean that such conditions are deemed satisfied or waived.

         10.2.1 Accuracy of Representations and Warranties. All representations and warranties of Buyer in this Agreement shall be true in all material respects at Closing as though made at that time, except as otherwise provided in this Agreement.

         10.2.2 Buyer's Performance. Buyer shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Buyer prior to Closing, including, without limitation, delivery of the items set forth in Section 5.2 hereof.

         10.2.3 Actions, Suits, Proceedings. No action, suit or proceeding by any governmental authority, pertaining to the transactions contemplated by this Agreement, shall have been instituted or threatened on or before the Effective Time that could reasonably be expected to subject the Beverly Entities to material liability.

         10.2.4 Licenses, Permits. Buyer shall have received a license from the Department to operate the Facilities as they are currently operated; provided that in the event (i) Buyer or its appointee shall not have received a license for any of the Facilities on the Closing Date and such failure is due to any reason that is reasonably within Buyer's control, then the Beverly Entities shall have the option of (a) terminating this Agreement with respect to such Facility or (b) treating such Facility as an "Escrow Facility" and the condition shall be deemed to have been met with respect to all other Facilities and
         (ii) Buyer or its appointee shall not have received a permanent license for any of the Facilities by the Closing Date for any other reason except as set forth in (a) above, then each such Facility shall be deemed an Escrow Facility and the condition shall be deemed to have been met with respect to all other Facilities.

         10.2.5 Consents. All necessary governmental and third party consents, approvals and filings, including without limitation (a) consents of the owner of the Managed Facility, Lessors and their lenders, (b) filings and approvals pursuant to the HSR Act and (c) consents and approvals pursuant to the bond financings, and as otherwise required to consummate the transactions contemplated herein have been obtained; provided that in the event for any reason Buyer or the Beverly Entities is unable to obtain the required consents for any of the Facilities by the Closing Date, then each such Facility shall be deemed an Escrow Facility and the condition shall be deemed to have been met with respect to all other Facilities.

         10.2.6 Hart-Scott-Rodino. Any person required in connection with the transactions contemplated hereby to file a notification and report form in compliance with the HSR Act shall have filed such form and the applicable waiting period with respect to each such form (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

         10.2.7 Regulatory Inspection Liability. The aggregate amount of costs for all Facilities required to remedy matters relating to life safety code and physical plant that have been identified in regulatory inspections or surveys conducted after the date hereof and prior to the Effective Time ("Regulatory Costs") shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000). In the event the Regulatory Costs exceed One Million Five Hundred Thousand Dollars ($1,500,000) Buyer may waive this condition so long as Buyer assumes and pays all liabilities in excess of such amounts.

         10.2.8 Pharmerica Contract. On or before July 31, 2001, Buyer and/or its appointee shall have entered into a valid and binding agreement with Pharmerica, Inc. for a maximum term of five years to assume, effective as of the Effective Time, all rights and obligations of the Beverly Entities under their preferred provider agreement with Pharmerica, Inc. with respect to all of the Facilities (the "Pharmerica Assumption"). The agreement shall be at competitive pricing not materially less favorable than the Buyer can obtain from alternative sources providing comparable products. If Buyer has not entered into the Pharmerica Assumption with Pharmerica, Inc. on or before July 31, 2001, then the Beverly Entities may terminate this Agreement by providing written notice to Buyer within three (3) business days after such date, and failure to provide such notice shall be a waiver of such termination rights; provided, however, that if Buyer has not entered into the Pharmerica Assumption on or before such date as a result of Pharmerica, Inc. refusing to agree to competitive pricing as described above, then, if the Beverly Entities terminate this Agreement as provided, the Escrow Agent shall pay the Deposit to Buyer.

         10.2.9 Aegis Contract. On or before July 31, 2001, Buyer and/or its appointee shall have entered into a valid and binding agreement with Aegis Therapies, Inc. for Aegis Therapies, Inc. to provide all contract therapy services (PT/OT/ST) at all of the Facilities for a period of five (5) years after the Effective Time (the "Aegis Agreement"), effective automatically as of the Effective Time. The Aegis Agreement shall be at competitive pricing on market terms and service levels no less favorable than the Buyer can obtain from alternative sources providing comparable services. If Buyer has not entered into the Aegis Agreement with Aegis Therapies, Inc. on or before July 31, 2001, then the Beverly

         Entities may terminate this Agreement by providing written notice to Buyer within three (3) business days after such date, and failure to provide such notice shall be a waiver of such termination rights; provided, however, that if Buyer has not entered into the Aegis Agreement on or before such date as a result of Aegis Therapies, Inc. refusing to agree to the conditions as described above, then, if the Beverly Entities terminate this Agreement as provided, the Escrow Agent shall pay the Deposit to Buyer. If Buyer's appointee(s) enter into the Aegis Agreement, Buyer shall provide Aegis Therapies, Inc. with a full payment guaranty of all of such appointee(s)' obligations thereunder.


                                   ARTICLE 11.

                                    Surrender

11.1 Leased Facilities. With respect to the Managed Facility and the Leased Facilities that are subleased to Buyer under a Sublease, except as otherwise provided herein or in the Subleases, Buyer shall on the last day of the term of the assignment of the Managed Agreement and of each Sublease or upon any earlier termination of the assignment of the Managed Agreement or any Sublease, surrender and deliver up the Managed Facility and the Leased Facility relating to such Sublease, and, to the extent transferable, any and all appropriate licenses and certificates related thereto, to the possession and use of the applicable Beverly Entity without delay and in good order, condition and repair, except for reasonable wear and tear to the Managed Facility and the Leased Facility, pursuant to its obligations hereunder or under the assignment of Management Agreement or Subleases, as applicable, free and clear of all lettings and occupancies other than the patients, subleases then terminable at the option of the Beverly Entities or subleases to which the Beverly Entities shall have specifically consented, and free and clear of all liens and encumbrances other than those, if any, currently existing or created or suffered by the Beverly Entities, without any payment or allowance whatever by the Beverly Entities in respect of any improvements to the Leased Facilities or Managed Facility. Buyer shall provide the Beverly Entities with such assurances as the Beverly Entities reasonably require that it has satisfied any and all obligations that it had to any of its employees who may have been employed at the Leased Facilities or Managed Facility at any time during the term of the Sublease or assignment of the Management Agreement.

11.2 Furniture, Trade Fixtures and Business Equipment. Subject to the terms of the assignment of Management Agreement and Subleases, furniture and equipment installed by Buyer may not be removed by Buyer at or prior to the termination of the assignment of Management Agreement or Sublease, as applicable, such furniture shall be and become the property of the applicable Beverly Entity or the lessee of the Managed Facility or the applicable Lessor, upon installation thereof to the extent required by the Management Agreement or the Leases, as applicable.

11.3 Personal Property. Subject to the terms of the assignment of Management Agreement and the Subleases, with respect to the Managed Facility and the Leased Facilities that are subleased to Buyer, any personal property of Buyer or any sublessee which shall remain in the Managed Facility and the Leased Facilities after the termination of the assignment of Management Agreement and the Sublease and the vacation of Buyer or such sublessee from the Managed

Facility and the Leased Facilities, may, at the option of the applicable Beverly Entity, be deemed to have been abandoned by Buyer or such sublessee and either may be retained by such Beverly Entity as its property or be disposed of, without accountability, in such manner as such Beverly Entity may see fit, or if such Beverly Entity shall have given written notice to Buyer to such effect, such property shall be removed by Buyer at Buyer's sole cost and expense.

11.4 Loss or Damage. With respect to the Leased Facilities and the Managed Facility, the Beverly Entities shall not be responsible for any loss or damage occurring after the Effective Time to any property owned by Buyer or any sublessee.

                                   ARTICLE 12.
                                   Termination

12.1 Termination. If any condition precedent to the Beverly Entities' obligations hereunder is not satisfied and such condition is not waived by the Beverly Entities at or prior to the Closing Date, or if any condition precedent to Buyer's obligations hereunder is not satisfied and such condition is not waived by Buyer at or prior to the Closing Date, the Beverly Entities or Buyer, as the case may be, may terminate this Agreement at its option by notice to the other party. In the event of the termination of this Agreement by either party as above provided, neither party shall have any liability hereunder of any nature whatsoever to the other party, other than as expressly set forth in this Agreement hereof, including, without limitation, any liability for damages, unless the other party has acted in bad faith and knowingly and willfully failed to perform its obligations hereunder, in which event the party in default shall be liable to the other party for such default. Either party may terminate this Agreement if the Closing has not occurred on or prior to October 31, 2001 subject to the extension rights expressly set forth in Section 3.1 hereof.

12.2 Due Diligence. For a period of four (4) weeks ending on the first business day after the date this Agreement is fully executed, Buyer may perform due diligence on the financial statements provided by the Beverly Entities with respect to the Facilities. The Beverly Entities shall provide immediate access to the Facilities and all information reasonably requested by Buyer or its representatives to conduct such due diligence. If, during such four (4) week diligence period, Buyer discovers that the representations and warranties contained in Sections 7.1.11 and 7.1.12 are not true, complete and correct in all material respects, in addition to its other rights to terminate this Agreement as provided herein, then Buyer may terminate this Agreement upon written notice to the Beverly Entities provided within ten (10) days after such discovery and Escrow Agent shall pay the Deposit to Buyer, and the Beverly Entities shall reimburse Buyer for its actual reasonable out-of-pocket costs and expenses incurred in connection with the transactions contemplated hereby (provided that Buyer shall provide the Beverly Entities with reasonable documentation of such costs and expenses). Return of the Deposit to Buyer and reimbursement of such costs and expenses by the Beverly Entities shall constitute liquidated damages to Buyer for the Beverly Entities' default under this Agreement. The parties hereto acknowledge that the actual damages sustained by the Buyer for such a default by the Beverly Entities are difficult to ascertain, and the parties hereby further agree that the liquidated damages amounts set forth in this Section 12.2 are a reasonable estimate of the amount of damages, including consequential damages, which the Buyer would suffer by reason of such default, gauged by the circumstances existing at the time this Agreement is executed.


                                   ARTICLE 13.
                          Survival and Indemnification

13.1 Survival of Representations. Except for the representations and warranties made in Sections 7.1.9, 7.1.17 and 7.1.25 which shall survive indefinitely, the representations and warranties of the Beverly Entities and Buyer contained herein shall survive the Effective Time for a period of one (1) year. Notwithstanding the foregoing, if one or more of the parties hereto had actual knowledge of a breach of its representations or warranties and failed to disclose it in writing to the other parties prior to the Effective Time, such representations and warranties shall survive for a period of two years following the Closing Date. Such one or two year period shall be referred to herein as the "Survival Period".

13.2 Indemnity by the Beverly Entities

         13.2.1 The Beverly Entities hereby agree to indemnify, defend and hold Buyer and its affiliates, officers, directors, shareholders, employees, partners, agents and representatives (collectively, "Buyer Indemnitees") harmless from any and all claims, demands, obligations, losses, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees, costs and expenses (collectively, the "Liabilities") suffered by any Buyer Indemnitee as a result of the Beverly Entities' ownership or operation of the Facilities prior to the Effective Time (subject to the provisions of Section 2.4) or the inaccuracy of any of the representations or the breach of any of the warranties or covenants of the Beverly Entities herein or given pursuant hereto (including any other document delivered by the Beverly Entities at the Closing), including without limitation (i) any liability, commitment or obligation to third parties arising on or prior to the Effective Time, (ii) Reimbursement Exposure, (iii) Buyer Excepted Matters, or (iv) the inaccuracy of any of the representations or the breach of any of the warranties or covenants of the Beverly Entities herein or given pursuant hereto (including any other document delivered by the Beverly Entities at the Closing). For the purposes of this Agreement, "Excluded Liabilities" means the matters referred in clause (i), (ii) and (iii) and any liabilities related thereto.

         13.2.2 Notwithstanding any provision of this Agreement to the contrary and other than with respect to Excluded Liabilities:

A. [Intentionally Omitted.]

B. The Beverly Entities shall not be responsible for lost profits or consequential damages; provided, however, Medicaid and Medicare recapture payments relating to periods prior to the Effective Time and realized through adjustments in Medicaid or Medicare reimbursement rates shall not be deemed lost profits or consequential damages.

C. [Intentionally Omitted.]

D. If and to the extent any Liabilities for which indemnification is sought relate to events or circumstances occurring both prior to and after the Effective Time or are from both a cause that is indemnified and one that is not so indemnified, the Beverly Entities' obligations hereunder shall extend only to the Liabilities attributable to events or circumstances prior to the Effective Time or the indemnified event, circumstance or cause.

E. Except for the matters addressed in Section 13.1 hereof, which shall survive as set forth therein, the Beverly Entities shall not be responsible for any claim that is asserted more than the Survival Period, except for claims relating to Excluded Liabilities, which shall survive indefinitely. Any claim to be timely asserted must be asserted in writing and with reasonable specificity as to the facts forming the basis of such claim.

F. The aggregate Liabilities indemnified hereunder shall not exceed, in the aggregate, Twenty Million Dollars ($20,000,000), except that Medicaid and Medicare overpayments or recapture, and fair rental value depreciation recapture and tax liabilities relating to periods prior to the Effective Time and obligations pursuant to Section 6.1 shall not be subject to such limit (collectively, "Buyer Excepted Matters").

G. The Beverly Entities shall not be liable for the breach or inaccuracy of any representation or warranty hereunder if Buyer discovered (or, with respect to matters or other conditions that are revealed in reports or audits from third parties obtained by Buyer, or obtained by the Beverly Entities and to which Buyer has had access) the existence of the condition or conditions the existence of which, if required, would have made such representation or warranty untrue or inaccurate.

H. Buyer shall not be entitled to receive an indemnification payment with respect to any Liabilities (other than the Buyer Excepted Matters) unless the aggregate payments claimed by

Buyer hereunder with respect to all Liabilities (other than the Buyer Excepted Matters) equal or exceed Two Hundred Fifty Thousand Dollars ($250,000), and the Beverly Entities shall only be responsible for Liabilities in excess of such amount.

I. After the Closing Date, the provisions of this Section 13.2 are agreed, to the extent permitted by law, to be the sole and exclusive remedy of Buyer for any breach by the Beverly Entities of the representations, warranties and covenants contained in this Agreement (or any other document delivered by the Beverly Entities at the Closing) and Buyer waives all other remedies other than in the case of fraud. Notwithstanding anything to the contrary, (a) Buyer shall be permitted to seek legal remedies with respect to the Buyer Excepted Matters to the full extent permitted by law and (b) this subsection 13.2.2(J) shall not in any way limit the parties' equitable rights and remedies (including the right to an injunction and the right to specific performance) pursuant to Section
14.17 hereof.

13.3 Indemnity by Buyer

         13.3.1 (a) Buyer hereby agrees to indemnify, defend and hold the Beverly Entities and its affiliates, officers, directors, shareholders, employees, partners, agents and representatives (collectively, "Beverly Indemnitees") harmless from any and all Liabilities suffered by any Beverly Indemnitee as a result of Buyer's ownership or operation of the Facilities subsequent to the Effective Time and the untruth of any of the representations or the breach of any of the warranties or covenants of Buyer herein or given pursuant hereto (including any other document delivered by Buyer at the Closing).

                           (b) Further, Buyer hereby agrees to indemnify, defend and hold the Beverly Indemnitees harmless from any and all Liabilities suffered by any Beverly Indemnitee with respect to the Managed Facility and any of the Leases to the extent such liabilities arise after the Effective Time.

         13.3.2 Notwithstanding any provision of this Agreement to the contrary:

A. Buyer shall not be responsible for lost profits or consequential damages; provided, however, Medicaid and Medicare recapture payments realized through adjustments in Medicaid or Medicare reimbursement rates shall not be deemed lost profits or consequential damages.

B. If and to the extent any Liabilities for which indemnification is sought relate to events or circumstances occurring both prior to and after the Effective Time or are from both a cause that is indemnified and one that is not so indemnified, Buyer's obligations hereunder shall extend only to the Liabilities attributable to events or circumstances subsequent to the Effective Time or the indemnified event, circumstance or cause.

C. Except for the matters addressed in Section 13.1 hereof, which shall survive as set forth therein, Buyer shall not be responsible for any claim that is asserted more than the Survival Period, except for claims relating to Beverly Excepted Matters (as hereinafter defined), which shall survive indefinitely. Any claim to be timely asserted must be asserted in writing and with reasonable specificity as to the facts forming the basis of such claim.

D. The Beverly Entities shall not be entitled to receive an indemnification payment with respect to any Liabilities (other than the Buyer's failure to (i) comply with its indemnification obligations under Sections 6.7 and 9.5 hereof and its obligation to indemnify the Beverly Entities for breach of its covenants in Section 8.2.9 hereof, (ii) comply with all of the covenants set forth in
Section 8.2 hereof, (iii) remit payments on account of reimbursements and accounts receivable as herein provided, and (iv) Liabilities arising under
Section 13.3.1(b) (collectively, the "Beverly Excepted Matters")) unless the aggregate payments claimed by the Beverly Entities hereunder with respect to all Liabilities (other than the Beverly Excepted Matters) equal or exceed Two Hundred Fifty Thousand Dollars ($250,000), and Buyer shall only be responsible for Liabilities in excess of such amount.

E. After the Closing Date, the provisions of this Section 13.3 are agreed, to the extent permitted by law, to be the sole and exclusive remedy of the Beverly Entities for any breach by Buyer of representations, warranties and covenants contained in this Agreement (or any other document delivered by Buyer at the Closing) and the Beverly Entities waive all other remedies other than in the case of fraud. Notwithstanding anything to the contrary contained herein, (i) the Beverly Entities shall be permitted to seek legal remedies with respect to the Beverly Excepted Matters to the full extent permitted by law and (ii) in the event the Beverly Entities knowingly and intentionally made a material misrepresentation or committed fraud in making any of the representations or warranties contained in Section 7.1 hereof, if Buyer terminates this Agreement as a result thereof, then the Deposit shall be paid to Buyer, and the Beverly Entities shall reimburse Buyer for its actual reasonable out-of-pocket costs and expenses in connection with the transactions contemplated hereby (provided that Buyer shall provide the Beverly Entities with reasonable documentation of such costs and expenses). Reimbursement of such costs and expenses by the Beverly Entities shall constitute liquidated damages to Buyer for such fraud by the Beverly Entities. The parties hereto acknowledge that the actual damages sustained by the Buyer for such fraud by the Beverly Entities are difficult to ascertain, and the parties hereby further agree that the liquidated damages amounts set forth in this Section 13.3.2E are a reasonable estimate of the amount of damages, including consequential damages, which the Buyer would suffer by reason of such fraud, gauged by the circumstances existing at the time this Agreement is executed.

13.4 Defense of Claims. If a claim for Liabilities is to be made by a party seeking indemnification hereunder against the indemnifying party, the party seeking indemnification shall give written notice to the indemnifying party as soon as practicable after the party seeking indemnification becomes aware of any fact, condition or event which may give rise to Liabilities for which indemnification may be sought under this Article 13. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice hereof shall be given to the indemnifying party as promptly as practicable (and in any event within thirty (30) days after the service of the citation or summons). After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense, provided that the indemnifying party and its counsel shall proceed with diligence and in good faith with respect thereto. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. If the indemnifying party has acknowledged to the indemnified party its obligation to indemnify hereunder, the indemnifying party shall not settle such lawsuit or enforcement action without twenty (20) days' prior notice to the indemnified party.

                                   ARTICLE 14.
                                  Miscellaneous

14.1 Further Assurances. Each party hereto agrees to use all reasonable efforts and to proceed with due diligence to cause the conditions to its obligations herein set forth to be satisfied at or prior to the Closing. Each of the parties hereto agrees to execute and deliver any and all further agreements, documents or instruments reasonably necessary to effectuate this Agreement, the Subleases, the Lease Assignments and the transfer of the Purchased Assets to, and the assumption of the Assigned Contracts by Buyer. All parties will make all reasonable efforts to effect an orderly transfer of control of the Facilities from the Beverly Entities to Buyer and to complete the transactions contemplated by this Agreement as promptly as practicable. Each party will promptly notify the other party of any information delivered to or obtained by such party which would prevent or delay the consummation of the transactions contemplated by this Agreement, or would indicate a breach of the representations or warranties of any of the parties to this Agreement.

14.2 Assignment. Neither party may make any assignment of this Agreement or any rights thereof without the prior written consent of the other party in each instance. Notwithstanding the foregoing, Buyer may assign the Agreement to one or more affiliates that are controlled by Buyer or under common control with Buyer or that controls Buyer, without the prior written consent of the Beverly Entities, provided that Buyer shall remain jointly and severally liable with such assignee for all obligations of Buyer under this Agreement in the event of such assignment. The Beverly Entities shall execute and deliver such documents and agreements as shall be reasonably necessary to effectuate the transactions contemplated hereby.

14.3 Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than Buyer and the Beverly Entities and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provisions give any third person any right or subrogation of action over or against any party to this Agreement.

14.4 Notices. Any notice, request, instruction or other document given hereunder by either party to the other shall be in writing and delivered personally, by mail (certified mail, postage prepaid, return receipt requested, such mailed notice to be effective three (3) days after deposit) by overnight courier (to be effective the business day following deposit), by telex or facsimile transmission (to be effective when receipt acknowledged unless sent after 2:00 p.m. on any business day or on the weekend, in which event they will be deemed received on the next business day), as follows:

To the Beverly
Entities:                  Beverly Enterprises - Florida, Inc.
                           1000 Beverly Way
                           Fort Smith, AR 72919
                           Attention:  Dwight Kouri
                           Telecopier: (501) 201-5602
                           Telephone:  (800) 666-9996

With a copy to the same address:    Attention: Doug Babb

and:                       Latham & Watkins
                           233 S. Wacker Drive, Suite 5800
                           Chicago, IL 60606
                           Attention: Kenneth D. Crews
                           Telecopier: (312) 993-9767
                           Telephone:  (312) 876-7700

To Buyer:                  NMC of Florida, LLC
                           Attention:  President
                           Telecopier:
                           Telephone:

with a copy to:            Williams Mullen Clark & Dobbins, P.C.
                           One Columbus Center, Suite 900
                           Virginia Beach, VA  23462
                           Attention:  Lawrence R. Siegel, Esquire
                           Telecopier: (757) 473-0395
                           Telephone:  (757) 473-5359

or at such other address as either party may by like notice designate to the other in writing.

14.5 Applicable Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Florida with the exception of its conflict of laws provisions, which shall not apply.

14.6 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.7 Effect of Captions and Table of Contents. The captions of Articles, Sections and Sub-Sections of this Agreement and the Table of Contents have been inserted solely for convenience of reference, and shall not control or affect the meaning of construction of any of the provisions of this Agreement.

14.8 Attorney's Fees. In the event either party brings an action against the other to enforce any condition or covenant of this Agreement, the prevailing party in such action shall be entitled to recover the court costs and reasonable attorney's fees in the judgment rendered through such action.

14.9 Incorporation by Reference. All Exhibits and Schedules hereto shall be deemed incorporated by reference.

14.10 Entire Agreement: Modification; Waiver. This Agreement and the Exhibits and Schedules hereto constitute the entire Agreement between the Beverly Entities and Buyer pertaining to the subject matter contained therein and supersedes all prior agreements, representations and all understanding of the parties. No supplement, modification or amendment of this Agreement shall be binding unless expressed as such and executed in writing by Buyer and the Beverly Entities. Except as set forth herein, no waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provisions hereof, whether or not similar, nor shall any such waiver constitute a continuing waiver. No waiver shall be binding unless expressed as such in a document executed by the party making the waiver.

14.11 Publicity. All publicity concerning the transactions contemplated by this Agreement and all notices respecting publicity shall be jointly planned, coordinated and released by and between Buyer and the Beverly Entities. Neither of the parties shall act unilaterally in this regard without prior notice to the other, except as may be required to comply with law.

14.12 Confidentiality. Each party hereto agrees not to divulge, communicate or disclose, except as may be required by law or for the performance of this Agreement, or use to the detriment of the other, or for the benefit of any other person or persons or misuse in any way, any confidential information or trade secrets of the other concerning the subject matter hereof, including personnel information, know-how, patient and resident lists or other information. Each party acknowledges and agrees that any information or data it has acquired on any of these matters or items was received in confidence.

14.13 Time of the Essence. Time is of the essence of this Agreement.

14.14 Survival. Subject to the limitations set forth in Sections 13.2.2(E) and 13.3.2(C) hereof, all representations, warranties, covenants, agreements and obligations of the parties to this Agreement shall survive the Closing.

14.15 Severability. If any provision of this Agreement or any of the documents executed and delivered at Closing pursuant hereto, or the application thereof to any particular circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement and all other documents executed at Closing, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement and the documents executed at Closing pursuant hereto shall be valid and enforceable to the fullest extent permitted by law.

14.16 Escrow Facilities. In the event one or more Facilities has been deemed an "Escrow Facility" hereunder (the "Escrow Facilities"), then the Closing shall proceed with respect to all other Facilities, the closing with respect to the Escrow Facility shall be closed in escrow, such that the documents and other items that are required to be delivered pursuant to Article 5 hereof and that relate to the Escrow Facility or Escrow Facilities, including, without limitation, the amount, if any, of the Purchase Price allocated to such Escrow Facility or Escrow Facilities as set forth on Exhibit C hereto, shall be placed into escrow with the Title Company or such other party as the parties hereto shall designate, pursuant to an escrow agreement mutually acceptable to the parties hereto in their reasonable discretion, on the Closing Date for a period of six (6) months. Such escrow or the termination of the Agreement with respect to such Escrow Facility shall not affect the Closing with respect to all other Facilities pursuant hereto. The closing with respect to each Escrow Facility pursuant to this Section 14.16 shall take place as soon as practicable, but in no event later than thirty (30) days after the cause for such Facility being deemed an Escrow Facility has been remedied, and such date will be deemed the "Closing Date" with respect to such Escrow Facility and the "Effective Time" with respect to such Escrow Facility shall be 11:59 p.m. on such Closing Date. In the event the closing with respect to any Escrow Facility pursuant to this Section 14.16 does not occur within such six (6) month escrow period, the escrow period shall be extended for an additional one (1) month period, during which the parties hereto shall negotiate in good faith to determine whether the transactions contemplated hereby with respect to such Escrow Facility shall close, and thereafter, absent an agreement between the parties to the contrary, this Agreement shall terminate with respect to such Escrow Facility and the portion of the Purchase Price, if any, allocated to such Escrow Facility or Escrow Facilities on Exhibit C shall be refunded to Buyer and the documents placed in escrow shall be returned to the executing party. Notwithstanding any other provision in this Agreement to the contrary, return of the purchase price pursuant to this Section 14.16 or placement of closing documents, purchase price and other items into escrow pursuant to this
Section 14.16, as applicable, shall be Buyer's exclusive remedy for the Beverly Entities' failure to obtain the Lessor Consent and Estoppel with respect to any or all of the Leased Facilities, or the Managed Facility Consent with respect to the Managed Facility, and for any other failure of the Beverly Entities that has resulted in such Facility being deemed an Escrow Facility.

14.17 Non-Competition.

         14.17.1 Except as permitted in this Section 14.17, during the period commencing on the Effective Time and ending on the second anniversary of the Effective Time, the Beverly Entities agree that they shall not, and shall cause their affiliates not to, (i) engage in the operation of any Competing Business (defined in Section 14.17.4 below) within five
         (5) miles of any Facility (a "Territory"), or (ii) acquire, lease, own or be a controlling shareholder, controlling partner, controlling member or controlling equity holder of, or acquire or maintain a controlling interest in, any Competing Business that is located in a Territory. Notwithstanding the foregoing, this Section 14.17 shall not apply to (i) any person that succeeds to a substantial portion of any Beverly Entity's or any of its affiliate's assets, (ii) the acquisition of a Competing Business within a Territory to the extent the aggregate number of Competing Businesses within any one or more Territories constitutes less than twenty (20%) of the facilities acquired by the Beverly Entities or their affiliates in any one transaction or series of related transactions, (iii) any Beverly Entity if such Beverly Entity is acquired by or merged with or into any other person that owns or operates a Competing Business, (iv) any Beverly Entity's (a) ownership and/or operation of Jupiter Care Center in Jupiter, Florida and Holly Point in Orange Park, Florida, which are leased and/or subleased to third-party operators as of the date hereof or any of the Leased Facilities or the Managed Facility and (b) operation of such facilities in the event the applicable Beverly Entity exercises its remedies under any such lease,
         (v) any of the Facilities for which a Closing does not occur in accordance with the terms and provisions of this Agreement or (vi) any Beverly Entities' ownership and/or operation of the Whispering Pines facility in Newport Richey, Florida, in the event the sale of such facility has not closed prior to the Effective Time, as currently contemplated. As used herein, "controlling" means having possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person whether through ownership of voting securities, by contract or otherwise.

         14.17.2 The Beverly Entities recognize that the covenants in this
         Section 14.17, and the territorial, time and other limitations with respect thereto, are reasonable and properly required for the adequate protection of the acquisition of the Purchased Assets by Buyer, and agree that such limitations are reasonable with respect to its activities, business and public purpose. The Beverly Entities agrees and acknowledges that the violation of the covenants or agreements in this Section 14.17 would cause irreparable injury to Buyer and that the remedy at law for any violation or threatened violation thereof would be inadequate and that, in addition to whatever other remedies may be available at law or in equity, Buyer shall be entitled to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages or posting bond. The parties also waive any requirement of proving actual damages in connection with the obtaining of any such injunctive or other equitable relief.

         14.17.3 It is the intention of each party hereto that the provisions of this Section 14.17 shall be enforced to the fullest extent permissible under the laws and the public policies of the State of Florida and of any other jurisdiction in which enforcement may be sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provisions hereof shall not render unenforceable or impair the remainder of this Agreement. Accordingly, if any term or provision of this Section 14.17 shall be determined to be illegal, invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible as aforesaid.

         14.17.4 For purposes of this Section 14.17, the term "Competing Business" means the business of owning and operating skilled nursing or assisted living facilities.

14.18 Liability with Appointees. With respect to any provision of this Agreement that permits Buyer to cause its "appointee(s)" to perform any obligation, Buyer shall be jointly and severally liable with such appointee for such appointee's failure to perform or default in the performance of the applicable obligation at any time. Buyer may not designate any appointee to assume any obligation hereunder unless such appointee is the duly licensed operator of the Facility to which such obligation is applicable.

14.19 Beverly Entities Liability. With the exception of Beverly Health and Rehabilitation Services, Inc. which shall be liable for all of the obligations, covenants and agreements herein of the Beverly Entities hereunder, and shall cause the other Beverly Entities to comply with all their obligations hereunder, each of the Beverly Entities is severally and not jointly liable for its obligations hereunder. Each representation and warranty by the Beverly Entities shall be deemed made by each Beverly Entity as to itself only and not as to any other Beverly Entity, and each covenant and agreement made by the Beverly Entities shall be deemed made by each Beverly Entity on behalf of itself only and not on behalf of any other Beverly Entity. .

                            [SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective duly authorized officers, as of the date first above written.


Signed, sealed and delivered                BEVERLY ENTERPRISES - FLORIDA,
in the presence of                          INC.,
                                            a California corporation

---------------------------------------
Printed Name:                               By:
             --------------------------        -------------------------------
                                            Name:
                                                 -----------------------------
                                            Title:
                                                  ----------------------------
---------------------------------------
Printed Name:
             --------------------------


Signed, sealed and delivered                BEVERLY HEALTH AND
in the presence of                          REHABILITATION SERVICES, INC.,
                                            a California corporation

---------------------------------------
Printed Name:                               By:
             --------------------------        -------------------------------
                                            Name:
                                                 -----------------------------
                                            Title:
                                                  ----------------------------
---------------------------------------
Printed Name:
             --------------------------


Signed, sealed and delivered                BEVERLY SAVANA CAY MANOR, INC.,
in the presence of                          a California corporation


---------------------------------------
Printed Name:                               By:
             --------------------------        -------------------------------
                                            Name:
                                                 -----------------------------
                                            Title:
                                                  ----------------------------
---------------------------------------
Printed Name:
             --------------------------


Signed, sealed and delivered                VANTAGE HEALTHCARE
in the presence of                          CORPORATION,
                                            a Delaware corporation

---------------------------------------
Printed Name:                               By:
             --------------------------        -------------------------------
                                            Name:
                                                 -----------------------------
                                            Title:
                                                  ----------------------------
---------------------------------------
Printed Name:
             --------------------------

Signed, sealed and delivered                PETERSEN HEALTH CARE, INC.,
in the presence of                          a Florida corporation


---------------------------------------
Printed Name:                               By:
             --------------------------        -------------------------------
                                            Name:
                                                 -----------------------------
                                            Title:
                                                  ----------------------------
---------------------------------------
Printed Name:
             --------------------------


Signed, sealed and delivered                BUYER:
in the presence of
                                            NMC OF FLORIDA, LLC
                                            a Florida limited liability company

---------------------------------------
Printed Name:                               By:
             --------------------------        -------------------------------
                                            Name:
                                                 -----------------------------
                                            Title:
                                                  ----------------------------
---------------------------------------
Printed Name:
             --------------------------

                                   EXHIBIT A-1
                                OWNED FACILITIES

                                                                                     NAME OF BEVERLY
FACILITY #                  NAME                       LOCATION                      ENTITY AS OWNER
----------                  ----                       --------                      ---------------

   77           Tampa Health Care Center     Tampa, Hillsborough County,           Beverly California
                                             Florida                                  Corporation

  135           Donegan Square Villas        Kissimmee, Osceola County,          Beverly Enterprises -
                                             Florida                              Florida, Inc. d/b/a
                                                                                      Beverly Gulf
                                                                                  Coast-Florida, Inc.

  188           Perry Health Facility        Perry, Taylor County, Florida       Beverly Enterprises -
                                                                                     Florida, Inc.

  225           Eastbrooke Healthcare        Brooksville,                        Beverly Enterprises -
                Center                       Hernando County, Florida                Florida, Inc.

  233           Oak Terrace Specialty Care   Green Cove Springs,                 Beverly Enterprises -
                Center                       Clay County, Florida                    Florida, Inc.

  302           Beverly Healthcare-Winter    Winter Garden,                      Beverly Enterprises -
                Garden                       Orange County, Florida                  Florida, Inc.

  329           Pinehurst Rehabilitation &   Pompano Beach,                      Beverly Enterprises -
                Specialty Care Center        Broward County, Florida                 Florida, Inc.

  494           North Florida Specialty      Gainesville,                        Beverly Enterprises -
                Care Center                  Alachua County, Florida              Florida, Inc. (as to
                                                                                 Parcel I) and Beverly
                                                                                   Enterprises (as to
                                                                                       Parcel II)

  495           Beverly Healthcare-Deltona   Deltona, Volusia County, Florida    Beverly Enterprises -
                                                                                     Florida, Inc.

  496           Heritage Health Care Center  Venice,                               Beverly Health and
                                             Sarasota County, Florida                Rehabilitation
                                                                                     Services, Inc.


                                      A-1-1

  754           Beverly                      Kissimmee,                          Beverly Enterprises -
                Healthcare-Kissimmee         Osceola County, Florida              Florida, Inc. d/b/a
                                                                                      Beverly Gulf
                                                                                  Coast-Florida, Inc.

  785           Cross Creek Healthcare       Pensacola,                          Beverly Enterprises -
                Center                       Escambia County, Florida                Florida, Inc.

  786           Spanish Gardens Nursing      Dunedin,                             Beverly Enterprises
                Center                       Pinellas County, Florida              d/b/a Beverly-Gulf
                                                                                      Coast, Inc.,
                                                                                      successor to
                                                                                    S.G.N.C.H., Inc.

  788           Heritage Healthcare and      Naples,                               Beverly Health and
                Rehabilitation Center        Collier County, Florida                 Rehabilitation
                                                                                     Services, Inc.

  789           Lee Convalescent Center      Fort Myers,                           Vantage Healthcare
                                             Lee County, Florida                      Corporation

  791           Beverly Health and           Englewood,                           Beverly Enterprises
                Rehabilitation-Englewood     Charlotte County, Florida

  792           Heritage Healthcare Center   Tallahassee,                        Beverly Enterprises -
                                             Leon County, Florida                    Florida, Inc.
                                                                                    qualified to do
                                                                                 business in the State
                                                                                 of Florida as Beverly
                                                                                  Gulf Coast-Florida,
                                                                                          Inc.

  793           Beverly Health and Rehab     Cape Coral,                         Beverly Enterprises -
                at Coral Terrace             Lee County, Florida                     Florida, Inc.

  800           Beverly Health and           Merritt Island,                     Beverly Enterprises -
                Rehabilitation               Brevard County, Florida                 Florida, Inc.
                Services-Merritt Island

  807           Vista Manor                  Titusville,                         Beverly Enterprises -
                                             Brevard County, Florida                 Florida, Inc.

  891           Beverly Healthcare-Rosemont  Orlando,                            Beverly Enterprises -
                                             Orange County, Florida                  Florida, Inc.


                                      A-1-2

  2003          Beauclerc Manor              Jacksonville,                       Beverly Enterprises -
                                             Duval County, Florida                   Florida, Inc.

  2050          Edinborough Square           Dunedin,                             Beverly Enterprises
                                             Pinellas County, Florida              d/b/a Beverly-Gulf
                                                                                      Coast, Inc.,
                                                                                      successor to
                                                                                    S.G.N.C.H., Inc.

  2168          Harbor Beach Convalescent    Fort Lauderdale,                     Beverly Enterprises
                Center                       Broward County, Florida                 Florida, Inc.

  2278          Cypress Square               Fort Myers,                         Beverly Enterprises -
                                             Lee County, Florida                     Florida, Inc.

  2296          Countryside Healthcare       Palm Harbor,                          Beverly Health and
                Center                       Pinellas County, Florida                Rehabilitation
                                                                                     Services, Inc.

  2553          Washington Manor Nursing     Hollywood,                          Beverly Enterprises -
                and Rehabilitation Center    Broward County, Florida                 Florida, Inc.

  2598          Beverly Healthcare-West      West Palm Beach,                    Beverly Enterprises -
                Palm Beach                   Palm Beach County, Florida              Florida, Inc.

  3577          Emerald Oaks                 Sarasota,                           Beverly Enterprises -
                                             Sarasota County, Florida                Florida, Inc.

  3580          Beverly Health and           Palm Coast,                         Beverly Enterprises -
                Rehabilitation Center of     Flagler County, Florida                 Florida, Inc.
                Palm Coast

  3581          Plantation Bay               St. Cloud,                          Beverly Enterprises -
                Rehabilitation Center        Osceola County, Florida                 Florida, Inc.
                (Plantation Bay Healthcare
                Center)

  3625          Beverly Health and           Brooksville,                        Beverly Enterprises -
                Rehabilitation-Spring Hill   Hernando County, Florida                Florida, Inc.

  3643          Beverly Health and           Brandon,                            Beverly Enterprises -
                Rehabilitation Center of     Hillsborough County, Florida            Florida, Inc.
                Brandon

  3668          Capital Healthcare Center    Tallahassee,                          Vantage Healthcare
                                             Leon County, Florida                     Corporation


                                     A-1-3


  3672          Beverly Health and           South Daytona,                      Petersen Health Care,
                Rehabilitation               Volusia County, Florida                      Inc.
                Services-South Daytona

  3696          Brentwood Retirement         Lecanto,                            Petersen Health Care,
                Community                    Citrus County, Florida                       Inc.

  3697          Health Center at Brentwood   Lecanto,                            Petersen Health Care,
                                             Citrus County, Florida                       Inc.

  3813          Beverly Healthcare-Largo     Largo,                               BMO Leasing (U.S.),
                                             Pinellas County, Florida               Inc. (fee simple
                                                                                   interest); Beverly
                                                                                 Enterprises--Florida,
                                                                                    Inc. (leasehold
                                                                                       interest)

  3818          Beverly Health and           Palm Bay,                           Beverly Enterprises -
                Rehabilitation               Brevard County, Florida                 Florida, Inc.
                Services-Palm Bay

  3824          Beverly Healthcare-Lakeland  Lakeland,                            BMO Leasing (U.S.),
                                             Polk County, Florida                   Inc. (fee simple
                                                                                   interest); Beverly
                                                                                   Savana Cay Manor,
                                                                                    Inc. (leasehold
                                                                                       interest)

  3957          Destin Healthcare and        Destin,                               Vantage Healthcare
                Rehabilitation Center        Okaloosa County, Florida                 Corporation

  4126          Beverly Health and           Tampa,                               BMO Leasing (U.S.),
                Rehabilitation-Fletcher      Hillsborough County, Florida           Inc. (fee simple
                (Tampa Health Care Center)                                        interest); Petersen
                                                                                   Health Care, Inc.
                                                                                  (leasehold interest)

  4131          Beverly                      Bradenton,                           BMO Leasing (U.S.),
                Healthcare-Bradenton         Manatee County, Florida                Inc. (fee simple
                                                                                   interest); Vantage
                                                                                       Healthcare
                                                                                      Corporation
                                                                                  (leasehold interest)

  4851          Beverly Healthcare-Emerald   Callaway,                           Peterson Health Care,
                Shores                       Bay County, Florida                          Inc.



                                     A-1-4

  4911          Beverly Healthcare-N.        Crestview,                           BMO Leasing (U.S.),
                Okaloosa                     Okaloosa County, Florida             Inc. (fee interest);
                                                                                   Beverly Savana Cay
                                                                                      Manor, Inc.
                                                                                  (leasehold interest)

  4936          Beverly Healthcare-Lake      Lake Mary,                            Beverly Savana Cay
                Mary                         Seminole County, Florida                 Manor, Inc.









                                      A-1-5

                                   EXHIBIT A-2
                     MANAGED FACILITY AND LEASED FACILITIES

                                                                                                  NAME OF BEVERLY
   FACILITY #                 NAME                     LESSOR                  LOCATION           ENTITY AS LESSEE
   ----------                 ----                     ------                  --------           ----------------

   759(1)
   Managed                Gulf Coast                Fee Owner: Gulf         Panama City (Bay       Beverly Health and
  Facility            Convalescent Center        Coast Convalescent        County) Florida          Rehabilitation
                                                     Center, Inc.                                  Services, Inc. is
                                                                                                  manager, not lessee
                                                 Fee Owner's Lessee:
                                                Brookwood-Gulf Coast
                                                 Convalescent Center


      803         Beverly Health and            City of Tarpon              Tarpon Springs       Beverly Enterprises
                  Rehabilitation-Tarpon         Springs, Florida          (Pinellas County)        - Florida, Inc.
                  Springs                                                      Florida

      804              Beverly Health and       Jacksonville Nursing     Jacksonville (Duval     Beverly Enterprises
                   Rehabilitation - Paradise         Home, Ltd.            County) Florida         - Florida, Inc.
                             Pines

      2052             Beverly Health and       Health Care Property   Orlando (Orange County)   Beverly Enterprises
                   Rehabilitation - Rio Pinar      Investors, Inc.             Florida             - Florida, Inc.

      2129             Beverly Health and         Nationwide Health     Fort Pierce (St. Lucie   Beverly Enterprises
                  Rehabilitation - Fort Pierce   Properties Finance        County) Florida         - Florida, Inc.
                                                     Corporation

      3928               Cypress Manor             Encore Nursing      Fort Myers (Lee County)   Beverly Enterprises
                                                  Center Partners,             Florida             - Florida, Inc.
                                                      Ltd. -85

      4132        Beverly Healthcare-Evans      City of Fort Myers,    Fort Myers (Lee County)    Vantage Healthcare
                                                Florida                        Florida               Corporation



----------

(1)   Note: Beverly is the manager, not the lessee, of this Facility.



                                     A-2-1

                                    EXHIBIT B

                                 EXCLUDED ASSETS

Micro fiche readers

Training tapes and miscellaneous in-service training materials, including Corporate Integrity Agreement materials and manuals

"Hot Line" posters

"Employee of the Month" plaques and stands

Facility brochures and marketing manuals

Employee "Dress for Success" and "Professional" mirrors

Beverly promulgated forms, contracts and internal financial statements

Employee uniforms not owned by the Beverly Entities

Employee uniforms owned by the Beverly Entities, except to the extent Buyer permanently removes or covers, in a manner reasonably acceptable to the Beverly Entities, any Beverly trademarks, service marks and logos.

Policy and procedures manuals, employee records and dietary menus

All owned and leased computer equipment and programs, including, but not limited to, equipment racks, terminals, keyboards, printers, data processing systems, programs and software

Claims or actions against third parties

Deposits held by third parties relating to Beverly's operations

Insurance maintained by Beverly

Cash, cash equivalents, tax reimbursement or other refunds due Beverly

Use of Beverly's tradename or logo, including, without limitation, any right to the use of any of the following names, designs or marks: "Beverly", "Beverly Enterprises", "Beverly Enterprises-Florida", "Leisure Lodge" and any variation, derivative or combination thereof and associated trademarks, service marks and logos


                                  Exhibit B-1

Vehicles at the Facilities [owned] or leased by Beverly

Kronos Time Clock Software

Xerox Copiers

Pitney Bowes Postage Meters and Postage Machines

VSAT Equipment

Bed monitors










                                  Exhibit B-2

            ADDENDUM TO AGREEMENT FOR SALE OF NURSING HOME PROPERTIES


                  This Addendum to Agreement for Sale of Nursing Home Properties (this "Addendum") is made and entered into as of the 13th day of July, 2001 by and among the Entities set forth on Schedule 1 hereto (collectively, the "Beverly Entities") and NMC of Florida, LLC, a Florida limited liability company ("Buyer").

                                   WITNESSETH:

                  WHEREAS, the Beverly Entities and Buyer are parties to that certain Agreement for Sale of Nursing Home Properties, dated as of July 13, 2001 (as amended, supplemented or otherwise modified from time to time, the "Purchase Agreement"; capitalized terms not otherwise defined herein shall have the definitions provided therefore in the Purchase Agreement); and

                  WHEREAS, the Beverly Entities and Buyer wish to supplement and amend the Purchase Agreement as more specifically provided herein.

                  NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Addendum to the Purchase Agreement

         a. Appointees.

         (1) The Purchase Agreement is hereby amended by deleting all references to the phrases "its appointees", "its appointee", "any appointee", "such appointee", "its appointees permitted hereunder" and "its permitted appointees" wherever they appear therein and replacing each such phrase with the phrase "the Proposed Operators".

         (2) Section 5.1.19 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

                  Counterparts to transition agreements, in form and substance reasonably acceptable to the Beverly Entities ("Transition Agreements"), among the Beverly Entities, Buyer and the Proposed Operators, pursuant to which Buyer or such Proposed Operators agree to perform all obligations hereunder which are to be performed by the operator of the Facilities (including, without limitation, those set forth in Sections 8.2.5, 8.2.6, 8.2.7, 8.2.8, 8.2.9 and 8.2.11 hereof) and Buyer agrees to be jointly and severally liable therefor.

         (3) The last sentence of Subsection 10.2.9 is hereby amended and restated to read as follows:

                  If wholly-owned subsidiaries of the Proposed Operators enter into the Aegis Agreement, each Proposed Operator shall provide Aegis Therapies, Inc. with a full payment guaranty of all of such Proposed Operators' subsidiaries' obligations thereunder.

         (4) Section 14.18 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

                  14.18 Liability with Appointees. With respect to any provision of this Agreement that permits Buyer to cause the Proposed Operators to perform any obligation, Buyer shall be jointly and severally liable with the applicable Proposed Operator for such Proposed Operator's failure to perform or default in the performance of the applicable obligation at any time. Buyer may not designate any Proposed Operator to assume any obligation hereunder unless such Proposed Operator is the duly licensed operator of the Facility to which such obligation is applicable.

         (5) Buyer shall cause the Proposed Operators to perform all of the covenants set forth in Sections 8.2.5, 8.2.6, 8.2.7, 8.2.8, 8.2.9,
         8.2.10, 8.2.11 and 8.2.13 of the Purchase Agreement.

         b. Section 1.10 (Additional Defined Terms). Section 1.10 of the Purchase Agreement is hereby amended by adding the following reference in proper alphabetical order:

                  Additional Deposit                 2.3.4
                  Proposed Operators                 8.2.15

         c. Section 2.2 (Purchase Price). Section 2.2 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

                  2.2 Purchase Price. In consideration of the transfer of the Purchased Assets as described herein, Buyer shall pay the Beverly Entities the sum of One Hundred Sixty-Five Million Dollars ($165,000,000) (as may be increased as set forth in this Section 2.2 and/or as otherwise adjusted pursuant to
                  Section 14.16 hereof, the "Purchase Price") to be paid in immediately available funds at Closing. If Buyer elects to extend the date by which the Closing must occur from October 31, 2001 to November 30, 2001 in accordance with Section 3.1 hereof and if all applications for licenses and permits (other than Form 855) contemplated by Section 8.2.1 hereof were not filed, substantially completed in proper form (other than Form
                  855) on or before July 31, 2001, then the Purchase Price shall be increased in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000). The Purchase Price will be allocated as specified in Exhibit C attached hereto; provided, however, that if the Purchase Price is increased as provided in this Section 2.2, then such increased amount shall be allocated to the Facilities pro rata based on the allocations set forth in Exhibit C attached hereto.

         d. Earnest Money. Buyer acknowledges that the Beverly Entities have advanced or will advance the sum of Five Hundred Thousand Dollars ($500,000) to Buyer's senior lender, UBS Warburg Real Estate Investments, Inc., in order to allow UBS Warburg Real Estate Investments,

Inc. to begin to obtain third party diligence reports necessary in connection with its financing. As consideration for making such advance, in the event that the transactions contemplated by the Purchase Agreement shall fail to close as a result of (i) Buyer's material breach of the terms of the Purchase Agreement,
(ii) termination of the Purchase Agreement by the Beverly Entities as permitted thereunder, or (iii) Buyer's failure to satisfy a condition to closing that is reasonably within Buyer's control, then Buyer hereby assigns, without additional consideration, all of its rights to such third party reports to the Beverly Entities and shall promptly deliver such reports to the Beverly Entities. In the event that the transaction contemplated by the Purchase Agreement shall fail to close for any other reason, then upon the Beverly Entity's payment to Buyer of the actual amount Buyer paid, directly or indirectly, to UBS Warburg Real Estate Investments, Inc. for the preparation of any of such reports that the Beverly Entities desire to purchase, then Buyer shall assign, all of its rights to such third party reports to the Beverly Entities and shall promptly deliver (or, if such reports are not in Buyer's possession, direct UBS Warburg Real Estate Investments, Inc. to deliver) such reports to the Beverly Entities; provided, however, that if the Beverly Entities have not been reimbursed for the advance made to UBS Warburg Real Estate Investments, Inc. as described in this paragraph, the Beverly Entities shall not be required to make any such payment for such reports. Buyer and the Beverly Entities desire to provide for the Beverly Entities to be reimbursed for such advance by the amendments to the Purchase Agreement set forth below.

         (1) The first paragraph of Section 2.3 of the Purchase Agreement is hereby amended and restated to read as follows:

                  Simultaneously with the execution and delivery of this Agreement by all parties hereto, Buyer shall deliver (i) to Fidelity National Title Insurance Company ("Escrow Agent") (pursuant to its standard form escrow agreement reasonably acceptable to Buyer and the Beverly Entities) an earnest money deposit in the amount of One Million One Hundred Thousand Dollars ($1,100,000) (together with all Additional Deposits, the "Escrowed Deposit"), and (ii) to the Beverly Entities a deposit in the amount of Five Hundred Thousand Dollars ($500,000) (the "Diligence Deposit", and together with the Escrowed Deposit, the "Deposit"), which Deposit is non-refundable, except as described below. The Escrowed Deposit shall be held in an interest bearing account, but the Diligence Deposit shall not be required to be held in an interest bearing account. Any accrued interest shall be transferred with the Escrowed Deposit.

         (2) Subsection 2.3.1 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

                  In the event the transactions contemplated under this Agreement shall close as provided herein, the Deposit, less any offsets for expenses paid for by the Beverly Entities prior to Closing and not reimbursed by Buyer (to the extent Buyer is obligated to pay for such expenses hereunder), shall be applied against the Purchase Price at the Closing. In the event that the transactions contemplated under this Agreement shall fail to close as provided herein due to a breach of this Agreement by the Buyer, then the Escrow Agent shall pay the Escrowed Deposit to the Beverly Entities as liquidated damages and the Beverly Entities shall retain the Diligence Deposit as liquidated damages. In the event the Agreement is terminated as a result of (i) a breach of this Agreement by the Beverly Entities,
                  (ii) the failure to satisfy any condition to closing contained in Article 10 provided that Buyer is not then in breach of this Agreement and such breach has been noticed in writing by the Beverly Entities to the Buyer, or (iii) termination of the Agreement in accordance with Section 12.2, then the Escrow Agent shall pay the Escrowed Deposit to the Buyer and the Beverly Entities shall retain the Diligence Deposit; provided, however, that if a termination by Buyer occurs under Section 12.2, then the Beverly Entities shall pay the Diligence Deposit to Buyer.

         (3) The following new subsection 2.3.4 is hereby added to the Purchase Agreement in proper numerical order:

                  On or before July 18, 2001, Buyer shall increase the Escrowed Deposit by the amount of One Million Six Hundred Thousand Dollars ($1,600,000) (the "Additional Deposit"). Notwithstanding anything to the contrary contained herein, on the date that is forty-five (45) days after the date hereof, the Diligence Deposit shall become the exclusive property of the Beverly Entities and shall cease to be any part of the Deposit. On or before the date that is forty-six (46) days after the date hereof, Buyer shall increase the Escrowed Deposit by the amount of One Million Five Hundred Thousand Dollars ($1,500,000) (also, the "Additional Deposit"), at which time the Escrowed Deposit shall thereafter comprise the entire amount of the "Deposit." In the event that Buyer fails to increase the Escrowed Deposit by the required amounts on or before July 18, 2001 or such forty-sixth (46th) day after the date hereof, as applicable, the Beverly Entities may terminate this Agreement by providing written notice to Buyer and the Beverly Entities may retain the Deposit (including, without limitation, the Diligence Deposit), and neither party shall have any other liability hereunder of any nature whatsoever to the other party, including, without limitation, any liability for damages.

         (4) Subject to the provisions set forth in Section 2.3.1 of the Purchase Agreement as amended hereby pursuant to which the Beverly Entities shall return the Diligence Deposit to Buyer in the event the Purchase Agreement is terminated by Buyer under Section 12.2 thereof, the Purchase Agreement is hereby amended to provide, notwithstanding anything to the contrary set forth therein, that in the event of the termination of the Purchase Agreement for any reason and regardless of which of Buyer or the Beverly Entities is entitled to retain the Escrowed Deposit, the Beverly Entities shall be entitled to retain the Diligence Deposit as reimbursement of the advance of funds to UBS Warburg Real Estate Investments, Inc.

         (5) All references in the Purchase Agreement to Buyer or the Beverly Entities being entitled to "retain" either the Deposit or the Escrowed Deposit shall be interpreted to mean that the Escrow Agent shall pay the Deposit or the Escrowed Deposit, as applicable, to the applicable party.

         e. Section 7.1.19 (Condition of Assets). Section 7.1.19(c) of the Purchase Agreement is hereby amended by inserting the word "in" between the words "is" and "working".

         f. Section 7.1.25 (Medicare and Medicaid Participation). Section 7.1.25(a)(iv) is hereby amended by inserting the word "not" immediately before the word "material".

         g. Section 7.2.10 (Knowledge). Section 7.2.10 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

                  For the purposes of this Agreement, "knowledge," "actual knowledge" and similar standards with respect to Buyer shall mean the actual knowledge of Arnold Whitman, Steve Fishman and William Smith, following reasonable inquiry.

         h. Section 8.1.12 (Licensure Notices). Section 8.1.12 of the Purchase Agreement is hereby amended by deleting the phrase "As soon as reasonably practicable but in no event later than ten days after the date of this Agreement" that appears therein and replacing it with the phrase "No later than two (2) business days after the Beverly Entities issue a press release making public disclosure of the execution and delivery of this Agreement".

         i. Section 8.1.17 (No Solicitation). Section 8.1.17 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

                  8.1.17 No Solicitation. Until July 31, 2001, so long as Buyer is in material compliance with all of its obligations hereunder, the Beverly Entities agree they shall not directly or indirectly, through any officer, director, employee, agent or otherwise, enter into or conduct substantive discussions or negotiations, solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition of any or all of the Facilities, or furnish to any other person any information with respect to, negotiate, discuss or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. From August 1, 2001 through August 15, 2001, the Beverly Entities agree they shall not directly or indirectly, through any officer, director, employee, agent or otherwise, enter into or conduct substantive discussions or negotiations, solicit, initiate or encourage submission of proposals or offers from any Proposed Operator with whom Buyer has entered into a valid and binding term sheet, as contemplated by Section 8.2.15 hereof, relating to any acquisition of any or all of the Facilities, or furnish to any such Proposed Operator any information with respect to, negotiate, discuss or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Between August 1, 2001 and August 15, 2001, the Beverly Entities may conduct any of the aforementioned activities with any person (other than any Proposed Operator with whom Buyer has entered into a valid and binding term sheet, as contemplated by Section 8.2.15 hereof); provided, however, that the Beverly Entities may not enter into any written term sheet, letter of intent or other agreement with respect to the sale of the Facilities to any such person. After

                  August 15, 2001, this Section 8.1.17 shall be of no further force or effect. Notwithstanding anything to the contrary contained herein, nothing in this Section 8.1.17 shall prohibit the Beverly Entities from making inquiries and having discussions from time to time with any Proposed Operator as to the status of such Proposed Operator's transaction with Buyer as contemplated by this Agreement.

         j. .Section 8.1.18 (Regulatory Inspections). Section 8.1.18 of the Purchase Agreement is hereby amended by replacing the word "Buyer" with the phrase "the Beverly Entities."

         k. Section 8.2.1 (Licensure). Section 8.2.1 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

                  8.2.1 Licensure. Prior to the Closing, Buyer shall, and Buyer shall cause its Proposed Operators to, use commercially reasonable efforts and due diligence to obtain licenses from the Department, or commitment that such licenses will be issued as of the Effective Time, and such other licenses and permits as may be required, to authorize the Proposed Operators to operate the Facilities as they are currently operated and to obtain Medicare and Medicaid certification and provider agreements thereunder, if applicable. Buyer shall, and Buyer shall cause its Proposed Operators to, use commercially reasonable efforts to cause all applications (other than form 855) for such licenses and permits to be submitted, substantially completed in proper form (other than Form 855), to the Department and other appropriate regulatory authorities on or before July 31, 2001; provided, however, that Buyer shall, and Buyer shall cause its Proposed Operators to, cause all applications for such licenses and permits to be submitted, substantially completed in proper form (other than form 855), to the Department and other appropriate regulatory authorities on or before August 7, 2001; provided, however, that Buyer shall, and Buyer shall cause the Proposed Operators to, cause all Forms 855 for all of the Facilities to be submitted substantially complete in proper form on or before August 15, 2001. In the event of a breach of the obligations for the submission of applications in accordance with this
                  Section 8.2.1 (including, without limitation, the timing requirements set forth herein), then the Beverly Entities may terminate this Agreement by providing written notice to Buyer and retain the Deposit (including, without limitation, the Diligence Deposit), and neither party shall have any other liability hereunder of any nature whatsoever to the other party, including, without limitation, any liability for damages. Buyer shall, and Buyer shall cause the Proposed Operators to, cooperate with the Beverly Entities and take reasonable measures to shorten the periods required under applicable law for notice, licensure approval and other similar processes in connection with the receipt of licensure as described in this Section. If the Beverly Entities and Buyer mutually agree to pay fees to the Department to shorten such periods, Buyer shall pay fifty percent (50%) of all such fees. In the event for any reason Buyer shall be unable to obtain necessary licenses for any of the Facilities prior to the Closing Date, then each such Facility shall be deemed an Escrow Facility.

         l. Section 8.2.7 (Regulatory Inspections; Surveys). The last sentence of Section 8.2.7 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

                  Subject to the requirements of applicable law, Buyer shall not, and Buyer shall cause the Proposed Operators not to, request any regulatory inspection or survey of any Facility by any regulatory authority until after the Effective Time.

         m. Section 8.2.10 (Hart-Scott-Rodino). Section 8.2.10 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

                  Buyer shall use commercially reasonable efforts to furnish, or cause to be furnished, such information, and promptly file, or cause to be filed, such documents as may be required in order for Buyer and the Proposed Operators to comply with the HSR Act, and Buyer shall cooperate fully in order that all necessary filings by the Beverly Entities in connection therewith may be completed as soon as possible after the execution and delivery of this Agreement, or earlier if practicable. Buyer shall, and shall cause the Proposed Operators to, use commercially reasonable efforts to respond promptly to any requests for additional information received in connection with any HSR Act filing, and Buyer shall promptly notify the Beverly Entities of any such request for additional information.

         n. Section 8.2.12 (Financing Commitments). Section 8.2.12 of the Purchase Agreement is hereby amended by deleting the third (3rd) and fourth
(4th) sentences thereof in their entirety. Additionally, the last two sentences of Section 8.2.12 of the Purchase Agreement are hereby amended and restated in their entirety to read as follows:

                  In the event of said termination, the Escrow Agent shall pay the Escrowed Deposit to Buyer and the Beverly Entities shall retain the Diligence Deposit. Notwithstanding anything herein to the contrary, the aggregate contributions from the senior and junior lenders (net of all origination, commitment and other fees, prepayments, reserves and other deductions of any nature whatsoever) available to Buyer to finance the Purchase Price and any other amounts owing by Buyer hereunder at the Closing shall total at least One Hundred Fifty Million Dollars ($150,000,000), and all deliveries by Buyer under this Section
                  8.2.12 shall evidence such availability or Buyer shall be deemed not to have made the deliveries required hereunder; provided, however that nothing herein shall obligate Buyer to actually incur junior or mezzanine financing at Closing if all funds that would have been provided by such junior or mezzanine financing are replaced with equity contributions obtained by Buyer (other than pursuant to Section 9.6 hereof).

         o. Section 8.2.15 (Proposed Operators). The following new Section
8.2.15 is hereby added to the Purchase Agreement in proper numerical order:

                  8.2.15  Proposed Operators

                           (a) Attached hereto as Schedule 8.2.15 is Buyer's
                  list of potential operators of the Facilities. Buyer may add potential operators to such schedule only with the Beverly Entities' prior written consent, which shall not be unreasonably withheld or delayed. The Beverly Entities shall respond to any request to add potential operators to Schedule
                  8.2.15 within one (1) business day after its receipt of Buyer's written request to do so. If the Beverly Entities fail to respond to such written request within such time period, then such request shall be deemed approved and such potential operators shall be deemed added to Scheduled 8.2.15. Buyer shall use commercially reasonable efforts to arrange for representatives of the Beverly Entities to meet (or have other communications reasonably acceptable to the Beverly Entities) with all operators listed on Schedule 8.2.15 promptly after Buyer has met with such operators to open discussions regarding the terms and conditions of operating leases. On or before July 23, 2001, Buyer shall identify which of the potential operators listed on Schedule 8.2.15 it intends to have operate the Facilities (the "Proposed Operators"). Buyer may identify more than two (2) or less than two (2) Proposed Operators from those listed on Schedule 8.2.15 only with the Beverly Entities' prior written consent, which shall not be unreasonably withheld or delayed, and such operators that Beverly so approves shall also be "Proposed Operators." The Beverly Entities shall respond to any request to allow Buyer to identify more than two (2) or less than two (2) Proposed Operators within three (3) business days after its receipt of Buyer's written request to do so. If the Beverly Entities fail to respond to such written request within such time period, then such request shall be deemed approved.

                           (b) On or before July 31, 2001, Buyer and the
                  Proposed Operators shall have entered into valid and binding term sheets (including, without limitation, all material economic and other terms) for the operating leases (or in the case of New Millennium Care and/or Aurora Healthcare, an operating structure, other than a lease, reasonably acceptable to the Beverly Entities) necessary to allow the Proposed Operators to operate all of the Facilities. On or before July 31, 2001, Buyer shall deliver fully-executed copies to the Beverly Entities of all such valid and binding term sheets. On or before August 15, 2001, Buyer and the Proposed Operators shall have entered into valid and binding operating leases (or in the case of New Millennium Care and/or Aurora Healthcare, valid and binding documentation of an operating structure, other than a lease, reasonably acceptable to the Beverly Entities) necessary to allow the Proposed Operators to operate all of the Facilities. On or before August 15, 2001, Buyer shall deliver fully-executed copies to the Beverly Entities of all such valid and binding operating leases. In the event Buyer and the Proposed Operators fail to enter into such valid and binding term sheets and operating leases on or before the dates provided in this Section 8.2.15, or if fully-executed copies of all of such term sheets and operating leases have not been delivered to the Beverly Entities on or before such dates, then the Beverly Entities may terminate this Agreement by providing written notice to Buyer and the Beverly Entities may retain the Deposit (including, without limitation, the Diligence Deposit), and neither party shall have any other liability hereunder of any nature whatsoever to the other party, including, without limitation, any liability for damages. The foregoing term sheets and operating leases and all information contained therein shall be deemed confidential information of Buyer and shall be treated by the Beverly Entities in accordance with Section
                  14.12 hereof.

         p. Section 9.4 (The Beverly Entities' Obligation to Pay Break-Up Fee Under Certain Circumstances). Section 9.4 of the Purchase Agreement is hereby amended to add the phrase "2.3.4, 8.2.1, 8.2.15," immediately after the phrase "Section 8.2.12" in both places that such phrase appears in such section.

         q. Section 9.6 (Funding Contingency). The following new Section 9.6 is hereby added to the Purchase Agreement in proper numerical order:

                  9.6 Funding Contingency

                           (a) In the event that, at the Closing, Buyer does not
                  have funds available that, when aggregated with all amounts available from Buyer's senior and junior lenders, are sufficient to allow Buyer to pay the Purchase Price and all other amounts owing by Buyer hereunder as of the Closing, then the Beverly Entities, in their sole discretion, may elect to make, and Buyer shall accept, a loan in the amount of such deficiency, in no event to exceed Fifteen Million Dollars ($15,000,000), which amount may be increased in the Beverly Entities sole discretion (the "Funding Contingency Credit"). To evidence the Funding Contingency Credit, at the Closing, Buyer shall execute and deliver to the Beverly Entities a promissory note in the principal amount equal to the amount of the Funding Contingency Credit actually credited against the Purchase Price by the Beverly Entities plus Five Million Dollars ($5,000,000) (the "Funding Contingency Note"). The Funding Contingency Note shall be for a term of one (1) year, shall bear interest at the rate of fifteen percent (15%) per annum and shall require monthly payments of interest and principal based on a five (5) year straight-line amortization schedule. Notwithstanding the foregoing, instead of a Funding Contingency Credit, the Beverly Entities may elect, in their sole discretion, to provide, and Buyer shall accept, a guaranty or other form of credit support in favor of a third party lender making a loan to Buyer in the amount of the Funding Contingency Credit (a "Funding Contingency Guaranty"), in which event Buyer shall execute and deliver, at the Closing, a Funding Contingency Note in the principal amount of Five Million Dollars ($5,000,000). Buyer acknowledges and agrees that it is within the Beverly Entities' sole discretion to provide either a Funding Contingency Credit, a Funding Contingency Guaranty, a combination of a Funding Contingency Credit and a Funding Contingency Guaranty or none of the foregoing.

                           (b) To secure the Funding Contingency Credit and/or
                  the Funding Contingency Guaranty, at the Closing Buyer shall execute and deliver to the

                  Beverly Entities second mortgages on the Funding Contingency Security Facilities (as defined below). The "Funding Contingency Security Facilities" shall be those Facilities (i) that are fee-owned, (ii) that are encumbered only by a mortgage in favor of Heller Healthcare Finance (the "Heller Mortgage"), (iii) for which (A) the product of six (6) times Adjusted EBITDA (as defined below) equals or exceeds (B) the sum of the original face amount of the Funding Contingency Note plus the total amount of all of the Beverly Entities' contingent liabilities under any Funding Contingency Guaranty plus the amount secured by the Heller Mortgage, (iv) at least half of which are no older than ten (10) years and none of which are older than twenty (20) years and (v) that are mutually identified by the Beverly Entities, Buyer's senior lender and Heller Healthcare Finance. The Beverly Entities shall negotiate in good faith the form of second mortgage and an intercreditor agreement with Heller Healthcare Financial, which is satisfactory to the Beverly Entities in their sole discretion. For purposes of this Section 9.6, "Adjusted EBITDA" shall mean EBITDA calculated and adjusted using the same methodology and procedures as used in that certain Beverly Enterprises Florida Facilities Descriptive Memorandum, dated September 30, 2000, regarding the disposition of the Facilities.

                           (c) The documents described in this Section 9.6, and
                  all other documents and instruments reasonably required by the Beverly Entities in connection with the Funding Contingency Credit shall be executed and delivered at the Closing regardless of whether they are listed in Article 5 of this Agreement.

         r. Section 10.1.11 (No Material Adverse Change). Section 10.1.11 of the Purchase Agreement is hereby amended by inserting the phrase "or the Proposed Operators'" immediately after the word "Buyer's".

         s. Section 10.1.13 (Restrictions on Payment). The following new Section
10.1.13 is hereby added to the Purchase Agreement in proper numerical order:

                  10.1.13 Restrictions on Payment. As of the Effective Time no Facility shall be under a Denial of Payment for New Admissions or similar prohibition on the operator of such Facility receiving payment for providing care or services to residents of such Facility under government reimbursement programs, in each case that would have a material adverse effect on such Facility; provided that in the event for any reason any Facility shall be under such a Denial of Payment for New Admissions or similar prohibition, then each such Facility shall be deemed an Escrow Facility and the condition shall be deemed to have been met with respect to all other Facilities.

         t. Section 10.2.8 (Pharmerica Contract). All references to the date "July 31, 2001" in Section 10.2.8 of the Purchase Agreement are hereby amended to be "August 15, 2001". Additionally, the third sentence of Section 10.2.8 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

                  If Buyer has not entered into the Pharmerica Assumption with Pharmerica, Inc. on or before August 15, 2001, then the Beverly Entities may terminate this Agreement by providing written notice to Buyer within three (3) business days after such date and the Beverly Entities may retain the Deposit (including, without limitation, the Diligence Deposit) as liquidated damages, and failure to provide such notice shall be a waiver of such termination rights; provided, however, that if Buyer has not entered into the Pharmerica Assumption on or before such date as a result of Pharmerica, Inc. refusing to agree to competitive pricing as described above, then, if the Beverly Entities terminate this Agreement as provided, the Escrow Agent shall pay the Escrowed Deposit to Buyer and the Beverly Entities may retain the Diligence Deposit.

         u. Section 10.2.9 (Aegis Contract). All references to the date "July 31, 2001" in Section 10.2.9 of the Purchase Agreement are hereby amended to be "August 15, 2001". The third sentence of Section 10.2.9 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

                  If Buyer has not entered into the Aegis Agreement with Aegis Therapies, Inc. on or before August 15, 2001, then the Beverly Entities may terminate this Agreement by providing written notice to Buyer within three (3) business days after such date and the Beverly Entities may retain the Deposit (including, without limitation, the Diligence Deposit) as liquidated damages, and failure to provide such notice shall be a waiver of such termination rights; provided, however, that if Buyer has not entered into the Aegis Agreement on or before such date as a result of Aegis Therapies, Inc. refusing to agree to the conditions as described above, then, if the Beverly Entities terminate this Agreement as provided, the Escrow Agent shall pay the Escrowed Deposit to Buyer and the Beverly Entities may retain the Diligence Deposit.

         v. Further Assurances. Section 14.1 of the Purchase Agreement is hereby amended by adding the following sentence to the end thereof:

                  The Beverly Entities acknowledge and agree that Buyer may assign this agreement to one or more wholly-owned subsidiaries (as permitted under and in accordance with Section 14.2 hereof) and that the Proposed Operators may create one or more wholly-owned subsidiaries to lease the facilities from Buyer and/or its subsidiaries, and the Beverly Entities consent to the foregoing. The Beverly Entities agree to execute and deliver any and all agreements, documents or instruments reasonably necessary to accomplish the foregoing and to convey title to Buyer's permitted assignees, including but not limited to special warranty deeds, bills of sale and assignments of contracts.

3. Miscellaneous

         a. Captions. Section captions used in this Addendum are for convenience only, and shall not affect the construction of this Addendum.

         b. Governing Law. This Addendum shall be a contract made under and governed by the laws of the State of Florida, without regard to conflict of laws principles. Whenever possible each provision of this Addendum shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Addendum shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Addendum.

         c. Counterparts. This Addendum may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Addendum.

         d. Successors and Assigns. This Addendum shall be binding upon Buyer and the Beverly Entities and their respective successors and assigns, and shall inure to the sole benefit of Buyer and the Beverly Entities and the successors and assigns of Buyer and the Beverly Entities.

         e. References. Any reference to the Purchase Agreement contained in any notice, request, certificate, or other document executed concurrently with or after the execution and delivery of this Addendum shall be deemed to include this Addendum unless the context shall otherwise require.

         f. Continued Effectiveness. Notwithstanding anything contained herein, the terms of this Addendum are not intended to and do not serve to effect a novation as to the Purchase Agreement. The Purchase Agreement as supplemented and amended hereby remains in full force and effect.


                            [SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be duly executed on their respective behalf, by their respective duly authorized officers, as of the date first above written.


NMC OF FLORIDA, LLC, a Florida limited       BEVERLY ENTERPRISES - FLORIDA,
liability company                            INC.,
                                             a California corporation
     By: Vantage Medical, Inc., its sole
     manager

                                             By:
                                                --------------------------------
         By:                                 Name:
            ----------------------------           -----------------------------
         Name:                               Title:
              --------------------------            ----------------------------
         Title:
                ------------------------



BEVERLY HEALTH AND                           BEVERLY SAVANA CAY MANOR, INC.,
REHABILITATION SERVICES, INC.,               a California corporation
a California corporation

By:                                          By:
   -------------------------------------         -------------------------------
Name:                                        Name:
      ----------------------------------           -----------------------------
Title:                                       Title:
       ---------------------------------            ----------------------------



VANTAGE HEALTHCARE CORPORATION,              PETERSEN HEALTH CARE, INC.,
a Delaware corporation                       a Florida corporation

By:                                          By:
   -------------------------------------         -------------------------------
Name:                                        Name:
      ----------------------------------           -----------------------------
Title:                                       Title:
       ---------------------------------            ----------------------------



               [SIGNATURE PAGE TO ADDENDUM TO PURCHASE AGREEMENT]

                                   SCHEDULE 1

                                BEVERLY ENTITIES


BEVERLY ENTERPRISES - FLORIDA, INC., a California corporation

BEVERLY HEALTH AND REHABILITATION SERVICES, INC., a California corporation

BEVERLY SAVANA CAY MANOR, INC., a California corporation

VANTAGE HEALTHCARE CORPORATION, a Delaware corporation

PETERSEN HEALTH CARE, INC., a Florida corporation

                                 SCHEDULE 8.2.15

                               POTENTIAL OPERATORS

Delta Healthcare

Harborside Healthcare

Tandem Healthcare

An entity controlled by Paul Diaz

Northpoint Health Services, Inc.

Adventist Health System

New Millennium Care, Inc. and/or Aurora Healthcare (an anticipated spin-off of the nursing home operating business of New Millennium Care, Inc.)

LifeCare Centers of America, Inc.

Healthmark Group - Matt Robertson

National Health Investors - Andy Adams